================================================================================

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 1997

                                                   REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Augment Systems, Inc.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                           ---------------------------
          DELAWARE                                            04-3089539
(STATE OR OTHER JURISDICTION                                   (I.R.S.
    OF INCORPORATION OR                                        EMPLOYER
        ORGANIZATION)                                       IDENTIFICATION
                                      7373                        NO.)
                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER)
                           ---------------------------

                                 2 ROBBINS ROAD
                          WESTFORD, MASSACHUSETTS 01886
                                 (508) 392-8626
   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL
                               PLACE OF BUSINESS)
              LORRIN G. GALE, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              AUGMENT SYSTEMS, INC.
                                 2 Robbins Road
                          Westford, Massachusetts 01886
                                 (508) 392-8626
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                           ---------------------------

                                   COPIES TO:

      MICHAEL A. HICKEY, ESQ.                      DAVID ALAN MILLER, ESQ.
      JILL M. PECHACEK, ESQ.                        PETER M. ZIEMBA, ESQ.
      WARNER & STACKPOLE LLP                      GRAUBARD MOLLEN & MILLER
          75 State Street                             600 Third Avenue
    Boston, Massachusetts 02109                   New York, New York 10016
Tel:(617)951-9000 Fax:(617)951-9151          Tel:(212)818-8800 Fax:(212)818-8881

                           ---------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================

TITLE OF EACH CLASS                             AMOUNT              PROPOSED MAXIMUM         PROPOSED MAXIMUM             AMOUNT OF
OF SECURITIES TO BE                             TO BE                OFFERING PRICE              AGGREGATE              REGISTRATION
    REGISTERED                                REGISTERED             PER SECURITY(1)         OFFERING PRICE(1)               FEE
Common Stock, par value $.01 per share(2)      2,300,000                 $  5.00                $11,500,000              $ 3,484.85
Warrants to purchase one share of
 Common Stock(3)                               2,300,000                 $  0.10                $   230,000              $    69.70
Common Stock issuable upon exercise of
 Warrants(3)                                   2,300,000                 $  6.00                $13,800,000              $ 4,181.82
Underwriter's Purchase Option(4)                       1                 $100.00                $       100                   --
Common Stock issuable upon exercise of
 Underwriters' Purchase Option                   200,000                 $  6.00                $ 1,200,000              $   363.64
Warrants issuable upon exercise of
 Underwriter's Purchase Option(4)                200,000                 $  0.12                $    24,000                   --
Common Stock underlying Warrants issuable
 upon exercise of Underwriters' Purchase
 Option                                          200,000                 $  6.00                $ 1,200,000              $   363.64

     Total Registration Fee                                                                                              $ 8,463.65
====================================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2) Includes 300,000 shares of Common Stock which the Underwriters have the option to purchase from the Registrant to cover over-allotments, if any.
(3) Includes 300,000 Warrants which the Underwriters have the option to purchase from the Registrant to cover over-allotments, if any.
(4) Pursuant to Rule 457(g), no registration fee is payable.

                        --------------------------------
    Pursuant to Rule 416, there are also being registered hereby such indeterminate number of additional shares of Common Stock as may be issued as a result of the antidilution provisions of the Warrants and the Underwriters' Purchase Option.
                        --------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================







                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED FEBRUARY 7, 1997

PROSPECTUS
[LOGO]                        AUGMENT SYSTEMS, INC.
                      2,000,000 SHARES OF COMMON STOCK AND
               2,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    All of the 2,000,000 shares of common stock ("Common Stock") and 2,000,000 Redeemable Common Stock Purchase Warrants ("Warrants") offered hereby (together, the "Securities") are being sold by Augment Systems, Inc. ("Company" or "Augment"). Each Warrant entitles the holder to purchase one share of Common Stock for $6.00 during the four-year period commencing one year from the date of this Prospectus. The Company may redeem the Warrants, once they have become exercisable, at a price of $.01 per Warrant on not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least 150% of the then current exercise price of the Warrants (initially $9.00) for the 20 consecutive trading days ending on the third day prior to the date on which such notice is given. See "Description of Securities."

    Prior to this Offering, there has been no public market for the Securities and there can be no assurance that any such market will develop. See "Underwriting" for information relating to the factors considered in determining the initial public offering price of the Securities and the exercise price of the Warrants. The Company has applied for quotation of the Common Stock and Warrants on the Nasdaq SmallCap Market under the symbols "AUGS" and "AUGSW," respectively, and for listing of the Common Stock and Warrants on the Boston Stock Exchange under the trading symbols "AUG" and "AUGW," respectively.

                          ---------------------------

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGE 6 AND "DILUTION" AT PAGE 11 HEREOF.

                          ---------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                       PRICE      UNDERWRITING      PROCEEDS
                                         TO       DISCOUNTS AND        TO
                                       PUBLIC     COMMISSIONS(1)    COMPANY(2)
Per Share                              $5.00           $.50           $4.50
Per Warrant                             $.10           $.01            $.09
Total(3)                            $10,200,000     $1,020,000      $9,180,000
================================================================================
(1) Does not include a 3% nonaccountable expense allowance which the Company has agreed to pay to the Underwriters. The Company has also agreed to sell the Underwriters an option to purchase up to 200,000 shares of Common Stock and/or 200,000 Warrants ("Underwriters' Purchase Option") and to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses payable by the Company, including the nonaccountable expense allowance in the amount of $306,000 ($351,900 if the Underwriters' over-allotment option is exercised in full), estimated at approximately $731,000.
(3) The Company has granted the Underwriters an option, exercisable within 45 business days from the date of this Prospectus, to purchase up to an additional 300,000 shares of Common Stock and/or 300,000 Warrants on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $11,730,000, $1,173,000 and $10,557,000, respectively. See "Underwriting."

    The Securities are being offered by the Underwriters subject to prior sale, when, as, and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Securities will be made against payment therefor at the offices of Laidlaw Equities, Inc. in New York City on or about , 1997.

LAIDLAW EQUITIES, INC.                                      GKN SECURITIES CORP.

                                         , 1997









IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE COMMON STOCK OR WARRANTS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

Macintosh(R) is a registered trademark of Apple Computer, Inc. and Windows NT(R) is a registered trademark of Microsoft Corp.








                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, the information in this Prospectus has been adjusted to reflect a .637434-for-1 reverse stock split effective as of October 30, 1996.

                                   THE COMPANY

    Augment Systems, Inc., a development stage company, designs, develops and sells high-end super server products designed to move large image and text files rapidly and efficiently over computer networks. The Company's initial target markets are the electronic publishing industry and the Internet/Intranet market. The Company commenced sales of its initial products, high-end Macintosh(R)-based super servers, in February 1997. The Company plans to introduce in 1997 a Windows NT(R)-based super server targeted to meet the growing demand for Windows NT-based high performance Internet/Intranet World Wide Web ("World Wide Web" or "WEB") servers and a super server system designed to support multi-platform networks comprised of Macintosh, Windows NT and UNIX-based workstations.

    Electronic publishing, whether involving the preparation of high quality color printed documents in print shops, service bureaus and internal corporate publishing departments or interactive documents on the Internet/Intranet, requires massive amounts of disk storage and the movement of large text and image files over networks. The Company's technology has been designed to support multi-platform environments and is specifically aimed at increasing the transfer speed of large image and data files over networks. The Company believes that its products are also well-suited for other markets that require rapid and efficient movement of large image and data files over networks, such as medical imaging and geophysical imaging systems ("GIS").

    The Company's super server systems move the file management function and high speed interconnects outside of the processor running the core operating system. This unique approach produces significant improvements in file transfer speeds and enables the server system to maintain compatibility with Apple Computer, Inc. ("Apple") and Microsoft Corp. ("Microsoft") operating systems while running different application software. The Company's servers have been designed to incorporate extensive scalable internal storage of up to 100 gigabytes ("GBs") with Redundant Array of Inexpensive Disks ("RAID") complemented by 96 GBs of automatic tape back-up and archiving capabilities. In addition, the Company's server systems augment existing networks with a fibre channel arbitrated loop, estimated by the Company to be up to 20 times faster than conventional Ethernet networks. The Company believes that users of its server systems can retrieve files over their networks two to three times faster than from their hard drives. The Company also believes that the multi-platform design and scalable storage capacity of its super server systems will allow users to upgrade easily without expensive outlays for new operating systems and hardware.

    The Company intends to sell its products in the electronic publishing and Internet/Intranet markets through a direct sales force and through value added resellers ("VARs"), system integrators and original equipment manufacturers ("OEMs"). The Company also intends to work with OEMs to private label and sell its products in other markets requiring rapid transfer of large data files.

    The Company was incorporated in 1990 to develop and distribute fiber optic printed circuit boards in the publishing and printing markets. The fiber optic products had limited success and in 1995 the Company made a strategic shift in its business operation into the server market. Since October 1995, the Company has been operating as a development stage company and has been engaged principally in research and development, recruitment of personnel and financing activities. The Company's executive offices are located at 2 Robbins Road, Westford, Massachusetts 01886 and its telephone number is (508) 392-8626.

                                 THE OFFERING

Securities Offered ...............     2,000,000  shares  of  Common  Stock  and
                                       2,000,000 Warrants. Each Warrant entitles
                                       the  registered  holder to  purchase  one
                                       share of Common  Stock  for $6.00  during
                                       the four-year period  commencing one year
                                       from  the  date of this  Prospectus.  The
                                       Company  may  redeem the  Warrants,  once
                                       they  become  exercisable,  at a price of
                                       $.01  per  Warrant  on not  less  than 30
                                       days'  prior  written  notice if the last
                                       sale price of the  Common  Stock has been
                                       at  least   150%  of  the  then   current
                                       exercise price of the Warrants (initially
                                       $9.00) for the 20 consecutive trading days ending on the third day prior to the date on which such notice is given. See
                                       "Description of Securities."

Common Stock Outstanding
  Prior to the Offering ..........     3,820,682 shares

Common Stock to be
  Outstanding
  After the Offering .............     5,820,682 shares

Proposed Nasdaq SmallCap
  Market Symbols  ................     Common Stock: AUGS
                                       Warrants:     AUGSW

Proposed Boston Stock
  Exchange Symbols ...............     Common Stock: AUG
                                       Warrants:     AUGW




                                 USE OF PROCEEDS

    The Company intends to apply approximately $3,756,000 of the net proceeds of this Offering to repay outstanding indebtedness, approximately $1,170,000 to sales and marketing activities, approximately $1,430,000 to product development and approximately $340,000 to acquire capital equipment. The remaining $1,753,000 will be used for working capital and general corporate purposes. See "Use of Proceeds."

                                  RISK FACTORS

    The Securities offered hereby involve a high degree of risk, including, without limitation, the risk that the Company's products will not be accepted in the marketplace; the risk that the Company will not be successful in developing future products; the risk of rapid technological changes in the server industry; the Company's limited operating history, history of losses and accumulated deficit; the Company's need for additional capital; and the highly competitive nature of the server industry. An investment in the Securities offered hereby should be considered only by investors who can afford the loss of their entire investment. See "Risk Factors."

                          SUMMARY FINANCIAL INFORMATION

    The summary financial information set forth below is derived from the financial statements of the Company appearing elsewhere in the Prospectus. This information should be read in conjunction with such financial statements, including the notes thereto.

                                                             YEARS ENDED             THREE MONTHS ENDED
                                                               JUNE 30,                 SEPTEMBER 30,         CUMULATIVE PERIOD FROM
                                                      --------------------------  -------------------------     OCTOBER 1, 1995 TO
                                                         1995           1996         1995          1996         SEPTEMBER 30, 1996
                                                      ----------    ------------  -----------    ----------   ----------------------
                                                                                  (UNAUDITED)    (UNAUDITED)        (UNAUDITED)
Revenues                                              $   --        $   --        $   --        $   --             $   --
Operating expenses:
   Research and development                              438,549      1,388,149       --          1,204,958          2,593,107
   General and administrative                             46,210         97,456       47,845        295,073            344,684
   Selling and marketing                                  --            --            --            231,261            231,261
                                                      ----------    -----------   ----------    -----------        -----------
Total operating expenses                                 484,759      1,485,605       47,845      1,731,292          3,169,052
                                                      ----------    -----------   ----------    -----------        -----------
Other income (expense), net                               83,904        (51,343)      --            (27,069)           (78,412)
                                                      ----------    -----------   ----------    -----------        -----------
Net loss                                              $ (400,855)   $(1,536,948)  $  (47,845)   $(1,758,361)       $(3,247,464)
                                                      ==========    ===========   ==========    ===========        ===========
Net loss per share                                    $     (.14)   $      (.39)  $     (.01)   $      (.36)       $      (.75)
                                                      ==========    ===========   ==========    ===========        ===========
Weighted average number of shares of Common Stock
  and common stock equivalents outstanding             2,925,029      3,948,735    3,725,815      4,887,412          4,302,345
                                                      ==========    ===========   ==========    ===========        ===========

                                                SEPTEMBER 30, 1996
                                  ----------------------------------------------
                                                                   PRO FORMA
                                      ACTUAL     PRO FORMA(1)  AS ADJUSTED(1)(2)
                                  ------------  ------------  ------------------
BALANCE SHEET DATA:
Working capital (deficit)         $  (438,678)  $   184,485     $  8,024,792
Total assets                          941,223     4,743,469        9,197,098
Total liabilities                   1,765,920     3,859,024          841,211
Accumulated deficit                (5,626,573)   (5,626,573)      (6,604,131)
Stockholders' equity (deficit)    $  (824,697)  $   884,443     $  8,355,887

-----------
(1) Reflects (i) the issuance in October 1996 of 318,717 shares of Common Stock in the final stage of a private placement of 2,007,917 shares of Common Stock, (ii) the issuance in November 1996 of 291,165 shares of Common Stock in connection with the conversion of long term convertible promissory notes in the aggregate principal amount of $802,000, together with approximately $72,000 of accrued interest, (iii) the issuance in December 1996 through February 1997 of units consisting of short term promissory notes with an aggregate face value of $3,585,000 and warrants to purchase 1,218,900 shares of Common Stock in a private placement, (iv) the issuance in December 1996 of 10,150 shares of Common Stock upon the conversion of certain indebtedness in the aggregate amount of $30,450 and (v) the reclassification in October 1996 of 22,734 shares from treasury stock to authorized but unissued Common Stock.

(2) Reflects the receipt of approximately $8,449,000 in net proceeds from the sale of the Securities offered hereby and the application thereof to the repayment of approximately $3,606,000 of short term promissory notes and long term convertible promissory notes.

    Unless otherwise indicated, all shares, per-share and financial information set forth herein assumes no exercise of (i) the Underwriters' over-allotment option; (ii) the Warrants; (iii) the Underwriters' Purchase Option; (iv) stock options to purchase up to 544,854 shares of Common Stock outstanding under the Company's 1995 Stock Option Plan ("Stock Option Plan"); (v) stock options to purchase up to 255,146 shares of Common Stock which may be granted under the Company's Stock Option Plan; (vi) the holders' right to convert outstanding long term convertible promissory notes and accrued interest into approximately 15,000 shares of Common Stock; and (vii) other outstanding warrants to purchase up to 1,671,407 shares of Common Stock.

                                  RISK FACTORS

    The Securities offered hereby are speculative and involve a high degree of risk. Accordingly, in analyzing an investment in the Securities, prospective investors should carefully consider, along with the other matters referred to herein, the following risk factors. No investor should participate in this Offering unless such investor can afford a complete loss of his investment.

    Market Acceptance. The Company's initial target markets are the electronic publishing industry and the Internet/Intranet market. The Company's initial products, which were first shipped in February 1997, are high-end Macintosh-based super servers targeted at the electronic publishing industry. The Company plans to introduce a Windows NT-based version of its server system during 1997 that is specifically tailored for the Internet/Intranet and to support multi-platform networks comprised of Macintosh, Windows NT and UNIX-based workstations. The Company's success is dependent upon its ability to gain market acceptance of its products, which will depend upon the ability of the Company to demonstrate the advantages of its products over other technology offered by other companies. The failure of the Company to penetrate its target markets would have a material adverse effect upon its operations and prospects. See "Business--Competition."

    No Assurance of Successful Future Product Development; Rapid Technology Change; Technological Obsolescence; Introduction of New Products. The Company has not yet completed the development of its Windows NT-based server product nor has the Company developed the hardware and software needed to support multi-platform networks comprised of Macintosh, Windows NT or UNIX-based workstations. If the Company is unsuccessful in developing these products, then the Company's sales and operations will be adversely affected. There can be no assurance that any of the Company's future products will be successfully developed or, if developed, will be successfully marketed. The server market is characterized by extensive research and development and rapid technological change resulting in product life cycles of 18 to 24 months. The Company's future success will depend in large part on the Company's ability to develop and introduce new products that keep pace with technological developments, achieve market acceptance and respond to customer requirements that are constantly evolving. Development by others of new or improved products, processes or technologies may make the Company's products or proposed products obsolete or less competitive. The Company will be required to devote substantial efforts and financial resources to enhance its existing products and to develop new products. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements or any significant delays in product development or introduction could result in a loss of competitiveness or could materially and adversely affect the Company's operating results. See "Business--Research and Development."

    Limited Operating History; History of Losses and Accumulated Deficit; No Assurance of Significant Revenues or Operating Profit; Independent Certified Public Accountants' Qualified Report. To date, the Company has generated limited revenues from product sales and has experienced significant operating losses since inception. As of September 30, 1996, the Company's accumulated deficit was approximately $5,627,000, its working capital deficit was approximately $439,000 and its stockholders' deficit was approximately $825,000. The Company expects to incur substantial additional costs, including costs related to ongoing research and development activities, resulting in operating losses for at least the next 12 months following the completion of this Offering. The Company's ability to achieve significant revenue and profitability is dependent on successful marketing of its existing products and successful completion of the development of its future Windows NT-based server and multi-platform products, of which there can be no assurance. The report of the Company's independent certified public accountants with respect to the financial statements of the Company for the year ended June 30, 1996 contains a paragraph regarding the Company's ability to continue as a going concern. Among the factors cited by the auditors as raising substantial doubt as to the Company's ability to continue as a going concern is that the Company has incurred recurring operating losses and is dependent on the net proceeds of this Offering to continue its operations. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation," the Financial Statements of the Company and the notes thereto and the Report of Independent Certified Public Accountants included herein.

    Need for Additional Capital. The Company's future capital requirements will depend on many factors, including cash flow from operations, continued progress in its research and development programs, competing technological and market developments and the Company's ability to market its products successfully. Although the Company believes that the proceeds of this Offering will be sufficient to continue its operations for the 12 months following the completion of this Offering, there can be no assurance that this will be the case. To the extent that the funds generated by this Offering are insufficient to fund the Company's activities, it will be necessary to raise additional funds through other equity or debt financings. There can be no assurance that the Company will be able to obtain additional funding on terms favorable to the Company, if at all. If adequate funds are not available, there would be a material adverse affect on the Company's ability to continue its operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Plan of Operation."

    Competition. The high-end super server market is highly competitive. Many of the Company's competitors, including Sun Microsystems Inc. ("Sun"), Hewlett-Packard Co. ("Hewlett-Packard"), International Business Machines Corp. ("IBM"), Apple, Digital Equipment Corporation and Silicon Graphics Inc. ("SGI"), have significantly greater market recognition and greater financial, technical, marketing and human resources than the Company. The Company's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price-to-performance characteristics. Competitive pressures often necessitate price reduction which can adversely affect operating results. Although the Company believes that it presently has certain technical and other advantages over its competitors, maintaining such advantages will require a continued high level of investment by the Company in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to continue to make such investment or that the Company will be able to make the technological advances necessary to maintain such competitive advantages. There can be no assurance that the Company will be able to compete successfully against existing competitors or new entrants to the marketplace. See "Business--Competition."

    Dependence on Suppliers and Manufacturers. The Company will rely on independent high-volume manufacturers for the production of its components, which may result in reliance on a single source or a limited group of suppliers. Although the Company believes that there are a number of manufacturers capable of producing the hardware components, any delays in obtaining hardware components on a timely basis could have a material adverse effect on the Company's sales and operations. The Company currently depends upon Hitachi as its sole source supplier of customized Application Specific Integrated Circuits ("ASICs"). The Company has no contract with Hitachi requiring Hitachi to supply the Company with ASICs. The Company's inability to obtain the customized ASICs would have a material adverse effect on its business. Furthermore, a significant increase in the price of one or more of these components could adversely affect the Company's results of operations. See "Business--Manufacturing and Suppliers."

    Dependence on Proprietary Technology of Others. The Company's current products incorporate technology licensed from Radius, Inc. ("Radius"), a publicly-held company that manufactures Macintosh controller cards and accessories. The license is exclusive except as to Radius, which has retained rights to its technology. If the Company fails to sell the minimum number of units required to be sold pursuant to the Radius agreement for two consecutive calendar quarters, Radius may license the technology to other parties. In addition, if the Company fails to fulfill its other obligations under the Radius agreement, including its obligation to pay royalties, Radius may terminate the license. The Company's current products also incorporate certain critical technology licensed from Polybus Systems Corporation ("Polybus"). If the Company fails to fulfill its obligations under the Polybus agreement, including its obligation to pay royalties, Polybus may license the technology to third parties in the publishing market. See "Business -- Technology."

    Proprietary Technology. The Company relies on unpatented proprietary know-how and trade secrets, and employs various methods, including confidentiality agreements with employees, consultants and marketing partners, to protect its trade secrets and know-how. There can be no assurance, however, that the Company will be able to maintain the confidentiality of any of its proprietary technology, know-how or trade secrets, or that others will not independently develop substantially equivalent technology. The failure or inability to protect these rights could have a material adverse effect on the Company's results of operations. Moreover, there can be no assurance that the Company's proposed products will not infringe on the rights of others. The Company may be forced to expend substantial resources if the Company is required to defend against any such infringement claims. The Company also may desire or be required to obtain licenses from others in order to develop new products or applications for its products. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable or that the proprietary nature of the unpatented technology underlying such licenses will remain proprietary. "See Business--Technology."

    Dependence on Chief Executive Officer; Dependence on Qualified Personnel. The Company relies on the efforts of Lorrin Gale, its President and Chief Executive Officer. Although the Company has entered into an employment agreement with Mr. Gale expiring on December 31, 1998 and has obtained a "key person" insurance policy on his life in the amount of $1,000,000, under which the Company will be the beneficiary, the loss of the services of Mr. Gale could have a material adverse effect on the Company. Additionally, the ability to attract and retain other highly competent executives, professionals, sales personnel and other employees is critical to the ongoing success of the Company. The Company has not experienced any difficulties in attracting and retaining qualified personnel, although there can be no assurance that it will not encounter such problems in the future. See "Management."

    Significant Portion of Proceeds Used to Satisfy Indebtedness; Broad Discretion in Application of Proceeds; Benefit to Insiders. Approximately $3,756,000, or 44.5%, of the net proceeds received by the Company from this Offering will be used to repay outstanding indebtedness, and, therefore, will not be available for future operations. Approximately $52,000 of such amount will be paid to the Stanley A. Young Family Limited Partnership, of which Stanley A. Young, a director of the Company, is a partner. Approximately $1,753,000, or 20.8%, of the net proceeds of the Offering has been allocated to working capital and general corporate purposes. Included in this amount are accrued consulting fees of approximately $92,000 payable to Young Management Group, Inc., of which Mr. Young is a majority stockholder. The Company will have broad discretion regarding how and when the proceeds of this Offering allocated to working capital and general corporate purposes will be applied and will use a portion of such proceeds to pay salaries, including salaries of its executive officers. See "Use of Proceeds" and "Certain Transactions."

    Immediate and Substantial Dilution. Purchasers of the Common Stock offered hereby will incur an immediate and substantial dilution of approximately 72% of their investment in the Common Stock because the net tangible book value of the Company's Common Stock after this Offering will be approximately $1.44 per share as compared with the initial public offering price of $5.10 per share of Common Stock attributing no value to the Warrant. See "Dilution."

    No Prior Market; Potential Loss of Active Trading Market; Arbitrary Offering Price; Possible Volatility of Stock Price. There has been no prior market for the Company's Common Stock or Warrants, and there can be no assurance that a public market for the Common Stock or Warrants will develop or be sustained after the Offering. Although the Company has applied for quotation of the Common Stock and Warrants on the Nasdaq SmallCap Market ("Nasdaq"), there can be no assurance that an active trading market in the Common Stock or Warrants will develop or be maintained. In order to continue to be quoted on Nasdaq after the Offering, the Company must satisfy certain maintenance criteria. The failure to meet these maintenance criteria in the future may result in the Common Stock and Warrants becoming ineligible for quotation on Nasdaq and trading, if any, of the Common Stock or Warrants would thereafter be conducted on the OTC Bulletin Board. As a result of such ineligibility for quotation, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

    Furthermore, the regulations of the Securities and Exchange Commission ("Commission") promulgated under the Securities Exchange Act of 1934 ("Exchange Act") require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

    The public offering price of the Common Stock and Warrants and the exercise price of the Warrants were established by negotiation between the Company and the Underwriters and may not be indicative of prices that will prevail in the trading market. In the absence of an active trading market, purchasers of the Common Stock and Warrants may experience substantial difficulty in selling their securities. The trading prices of the Company's Common Stock and Warrants are expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, general conditions in the computer and publishing industries and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies and that are often unrelated to operating performance. See "Description of Securities" and "Underwriting."

    Common Stock Eligible for Future Sale; Registration Obligations. Sales of the Company's Common Stock in the public market after this Offering by existing stockholders and by holders of outstanding options and warrants could adversely affect the market price of the Common Stock. The Company has agreed to register, no later than 13 months after the effective date of this Offering, 2,495,997 shares of issued and outstanding Common Stock and approximately 15,000 shares of Common Stock issuable upon the conversion of outstanding principal of and accrued interest on certain long term convertible promissory notes. In connection with a consulting agreement with Young Management Group, Inc. ("Young Management"), a Company founded by Stanley A. Young, a director of the Company, the Company has agreed to use its best efforts to register 239,038 shares of issued and outstanding Common Stock as part of any registration of securities by the Company, subject to the discretion of the managing underwriter, if any, to exclude such shares from registration. In addition, the Company has agreed to register warrants to purchase 1,218,900 shares of Common Stock and the 1,218,900 shares of Common Stock underlying these warrants no later than 12 months and one day after the date of this Prospectus. If the shares and warrants are not registered within 12 months and one day after the date of this Prospectus, then the Company shall use its best efforts to register these shares and warrants as part of any other registration of securities by the Company until November 30, 2002. The Company has also agreed to use its best efforts to register the shares underlying warrants to purchase in the aggregate 423,220 shares of Common Stock as part of any registration of securities by the Company, subject to the discretion of the managing underwriter, if any, to exclude such shares from registration. In addition, the Company has agreed to register the shares underlying warrants to purchase up to 29,287 shares of Common Stock issued to a placement agent in connection with a private placement completed in May 1996, no later than 13 months after the effective date of this Offering. See "Certain Transactions" and "Shares Eligible for Future Sale."

    Effect of Outstanding Options and Warrants. Immediately after the Offering, assuming full exercise of the Underwriters' over-allotment option, the Company will have outstanding warrants to purchase an aggregate of up to 3,971,407 shares of Common Stock. This amount includes 2,300,000 shares underlying the Warrants and 1,671,407 shares underlying warrants outstanding prior to this
Offering with exercise prices between $1.13 per share and $3.75 per share. In addition, there will be outstanding stock options granted pursuant to the Company's Stock Option Plan to purchase an aggregate of approximately 545,000 shares of Common Stock at exercise prices ranging from $1.13 per share to $3.00 per share and the Underwriters' Purchase Option pursuant to which the Underwriters have the right to acquire up to 200,000 shares of Common Stock for $6.00 per share and 200,000 Warrants for $.12 per Warrant. The exercise of any such outstanding Warrants, other warrants, stock options or the Underwriters' Purchase Option will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of Common Stock underlying such Warrants, other warrants, stock options and the Underwriters' Purchase Option may adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of such outstanding securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such Warrants, other warrants, stock options and the Underwriters' Purchase Option. See "Management--Stock Option Plan," "Certain Transactions," "Description of Securities" and "Underwriting."

    Potential Adverse Effects of Issuance of Preferred Stock; Anti-takeover Provisions. The Company is authorized to issue up to 2,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"). Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No Preferred Stock is currently outstanding and the Company has no present plans for the issuance thereof. Issuance of such Preferred Stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company, or could result in the dilution of the voting power of the Common Stock purchased in this Offering. In addition, certain "anti- takeover" provisions of the Delaware General Corporation Law, among other things, may restrict the ability of the stockholders to effect a merger or business combination or to obtain control of the Company. See "Descriptions of Securities--Preferred Stock" and "--Delaware Law."

    Possible Influence of Directors and Officers. The Company's directors and executive officers and certain of their affiliates will beneficially own approximately 17.0% of the Company's outstanding shares of Common Stock upon completion of this Offering. Accordingly, these stockholders acting together will have the ability to influence corporate actions requiring stockholder approval, including the election of the Company's directors. See "Management," "Principal Stockholders" and "Description of Securities."

    No Dividends. The Company has never paid any cash dividends on its Common Stock. The Board of Directors anticipates that for the foreseeable future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the Common Stock. See "Dividend Policy."

    Current Prospectus and State Blue Sky Registration Required to Exercise Warrants. The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to such Common Stock and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company has undertaken to file and keep current a prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value and the market for the Warrants may be limited if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants then reside. See "Underwriting."

    Potential Adverse Effect of Redemption of Warrants. The Warrants may be redeemed by the Company with the prior written consent of the Underwriters at any time that they are exercisable at a redemption price of $.01 per Warrant on not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least 150% of the then-exercise price of the Warrants (initially $9.00) for the 20 consecutive trading days ending on the third trading day prior to the date of the notice of redemption. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price which would be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Redeemable Warrants."





                                    DILUTION





         The difference between the initial public offering price per share of Common Stock (attributing no value to the Warrants) and the pro forma net tangible book value per share of Common Stock after this Offering constitutes the dilution per share of Common Stock to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. As of September 30, 1996, based on 3,820,682 shares of Common Stock outstanding, the Company had a pro forma net tangible book value of $494,827, or approximately $.13 per share of Common Stock. The 3,820,682 pro forma shares of Common Stock outstanding and the pro forma net tangible book value reflects the 3,223,384 shares issued and outstanding and the net tangible book value as of September 30, 1996 as adjusted to reflect (i) the issuance in October 1996 of 318,717 shares of Common Stock in the final stage of a private placement of 2,007,917 shares of Common Stock, (ii) the issuance in November 1996 of 291,165 shares of Common Stock in connection with the conversion of long term convertible promissory notes in the aggregate principal amount of $802,000, together with approximately $72,000 of accrued interest,
(iii) the issuance in December 1996 through February 1997 of units consisting of short term promissory notes with an aggregate face value of $3,585,000 and warrants to purchase 1,218,900 shares of Common Stock in a private placement,
(iv) the issuance in December 1996 of 10,150 shares of Common Stock upon the conversion of certain indebtedness in the aggregate amount of $30,450 and (v) the reclassification in December 1996 of 22,734 shares from treasury stock to authorized but unissued Common Stock. After giving effect to the sale of the Securities offered hereby (less underwriting discounts and estimated expenses of this Offering) and the application of the net proceeds therefrom, the pro forma net tangible book value at that date would have been $8,355,887, or approximately $1.44 per share. This represents an immediate increase in net tangible book value of approximately $1.31 per share to existing stockholders and an immediate dilution of approximately $3.66 per share or approximately 72% to investors in this Offering.

    The following table illustrates the per share dilution without giving effect to operating results of the Company subsequent to September 30, 1996.

Public offering price of the Common Stock                                    $ 5.10
Net tangible book value before Offering                              $(.26)
  Increase attributable to pro forma adjustments before Offering     $ .39
   Pro forma net tangible book value before Offering                 $ .13
   Increase attributable to investors in this Offering               $1.31
Pro forma net tangible book value after Offering                             $ 1.44
Dilution to investors in this Offering                                       $ 3.66

    The following table summarizes the number and percentage of shares of Common Stock purchased from the Company, the amount and percentage of consideration paid, and the average price per share paid by existing stockholders and by investors pursuant to this Offering.


                                              SHARES PURCHASED     TOTAL CONSIDERATION
                                            -------------------- -----------------------   AVERAGE
                                                                                            PRICE
                                              NUMBER    PERCENT      AMOUNT     PERCENT   PER SHARE
                                            ---------  --------- ------------- ---------  ---------
Existing Stockholders                       3,820,682     65.6%   $  5,971,045    36.9%     $1.56
Investors in this Offering                  2,000,000     34.4      10,200,000    63.1      $5.10
                                            ---------  --------- ------------- ---------  ---------
  Total                                     5,820,682    100.0%   $ 16,171,045   100.0%
                                            =========  ========= ============= =========

    The foregoing analysis assumes no exercise of outstanding options or warrants. In the event any such options or warrants are exercised, the percentage ownership of the investors in this Offering will be reduced and the dilution per share of Common Stock to investors in this Offering may increase.






                              USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Securities offered hereby, after deducting underwriting discounts and commissions and estimated expenses payable by the Company in connection with this offering, are estimated to be approximately $8,449,000 ($9,780,100 if the Underwriters' over-allotment option is exercised in full). The Company intends to apply the net proceeds approximately as follows:


APPLICATION OF PROCEEDS                                      AMOUNT      PERCENT
-----------------------                                    ----------   --------
Repayment of debt                                          $3,756,000      44.5%
Product development                                         1,430,000      16.9
Sales and marketing                                         1,170,000      13.8
Capital expenditures                                          340,000       4.0
Working capital and general corporate purposes              1,753,000      20.8
                                                           ----------   --------
  Total                                                    $8,449,000     100.0%
                                                           ==========   ========

    Approximately $3,756,000 of the net proceeds will be used to repay $3,585,000 of outstanding short term promissory notes, $21,000 of outstanding long term convertible promissory notes and approximately $150,000 of accrued interest on such promissory notes, including repayment of principal and interest of approximately $52,000 owed to the Stanley A. Young Family Limited Partnership, of which Stanley A. Young, a director of the Company, is a partner. See "Certain Transactions." The $3,585,000 of short term promissory notes bear interest at 12% per annum and are due and payable upon the closing of this Offering. As of the date of this Prospectus, the Company has outstanding long term convertible promissory notes in the principal amount of $62,258 which bear interest at 10% per annum. These long term convertible promissory notes plus accrued interest are to be repaid: (i) one third upon the completion of this Offering; (ii) one third on the first anniversary of the closing of this Offering; and (iii) one third on the second anniversary of the closing of this Offering, unless converted prior to such date. The net proceeds from these borrowings were used to fund product development and engineering, marketing activities and working capital. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation."

    Approximately $1,430,000 of the net proceeds will be used to continue the development of the Company's server products to increase their performance and capabilities, and to develop a Windows NT-based server and a super server system to support networks comprised of Macintosh, Windows NT and UNIX-based workstations. Included in this amount are salaries for product development and engineering personnel aggregating approximately $1,000,000.

    Approximately $1,170,000 of the net proceeds will be used to develop a direct sales and marketing organization, including the establishment of regional sales offices in the United States, Europe and the Far East, and for promotional activities, trade shows and sales materials. Included in this amount are salaries for marketing and sales personnel aggregating approximately $750,000.

    Approximately  $340,000 of the net proceeds will be used for the purchase of
capital  equipment,   including  test  equipment,   sales  office  demonstration
equipment and personal computers.

    The balance of the net proceeds of this Offering will be used for working capital and general corporate purposes including, among other things, payment of expenses incurred or to be incurred by the Company in connection with its operations, costs associated with additional inventory, payment of general corporate expenses, including salaries of officers, and the payment of approximately $92,000 in accrued consulting fees payable to Young Management Group, Inc., a corporation of which Stanley A. Young, a director of the Company, is the majority stockholder. See "Certain Transactions." If the Underwriters exercise the Underwriters' over-allotment option in full, the Company will realize additional net proceeds of approximately $1,331,100, which will be added to the Company's working capital.




                                       12




    Based on its current operating plan, the Company anticipates that the proceeds of the Offering, together with existing resources and cash generated from operations will be sufficient to satisfy the Company's contemplated cash requirements for at least 12 months. There can be no assurance, however, that the Company's cash requirements during this period will not exceed its available resources or that these funds will be sufficient to meet the Company's longer term cash requirements for operations. In the event the Company's plans or assumptions change or prove to be inaccurate, or the proceeds of the Offering together with cash generated from future revenues, if any, prove to be insufficient to fund operations (due to unanticipated expenses, problems or other factors), the Company may find it necessary and/or advisable to reallocate some of the proceeds within the above-described categories and therefore management will have significant discretion regarding how and when such proceeds will be applied.

    Proceeds not immediately required for the purposes described above will be invested in United States government securities, short term certificates of deposit, money market funds or other investment grade short term interest-bearing investments.



                                       13




                                 CAPITALIZATION

    The following table sets forth the short term debt and capitalization of the
Company: (i) at September 30, 1996; (ii) pro forma to reflect certain significant transactions occurring subsequent to September 30, 1996; and (iii) pro forma as adjusted to reflect the issuance and sale of the Securities offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                                         AS OF SEPTEMBER 30, 1996
                                                              ---------------------------------------------
                                                                                            PRO FORMA(1)(2)
                                                                  ACTUAL     PRO FORMA(1)     AS ADJUSTED
Short term debt:
  Short term promissory notes                                  $      --     $  2,997,060    $      --
                                                               -----------   ------------    ------------
Current portion of obligations under capital leases                 13,749         13,749          13,749
                                                               -----------   ------------    ------------
Long term debt:
  Long term convertible promissory notes                           864,276         62,258          41,505
                                                               -----------   ------------    ------------
  Obligations under capital leases, less current portion            15,629         15,629          15,629
                                                               -----------   ------------    ------------
Stockholders' equity:
  Preferred Stock, par value $.01 per share; 2,000,000 shares
   authorized, no shares issued and outstanding                       --             --              --
  Common Stock, par value $.01 per share; 30,000,000 shares
   authorized; 3,223,384 shares issued and outstanding, actual;
   3,820,682 shares issued and outstanding, pro forma; 5,820,682
   shares issued and outstanding, pro forma as adjusted             32,234         38,207          58,207
  Additional paid-in capital                                     4,769,642      6,472,809      14,901,811
  Accumulated deficit                                           (5,626,573)    (5,626,573)     (6,604,131)
                                                               -----------   ------------    ------------
     Total stockholders' equity (deficit)                         (824,697)       884,443       8,355,887
                                                               -----------   ------------    ------------
        Total capitalization                                   $    68,957   $  3,973,139    $  8,426,770
                                                               ===========   ============    ============

----------
(1) Reflects (i) the issuance in October 1996 of 318,717 shares of Common Stock in the final stage of a private placement of 2,007,917 shares of Common Stock, (ii) the issuance in November 1996 of 291,165 shares of Common Stock in connection with the conversion of long term convertible promissory notes in the aggregate principal amount of $802,000, together with approximately $72,000 of accrued interest, (iii) the issuance in December 1996 through February 1997 of units consisting of short term promissory notes with an aggregate face value of $3,585,000 and warrants to purchase 1,218,900 shares of Common Stock in a private placement, (iv) the issuance in December 1996 of 10,150 shares of Common Stock upon the conversion of certain indebtedness in the aggregate amount of $30,450 and (v) the reclassification in October 1996 of 22,734 shares from treasury stock to authorized but unissued Common Stock.

(2) Reflects the receipt of approximately $8,449,000 in net proceeds from the sale of the Securities offered hereby and the application thereof to the repayment of approximately $3,606,000 of short term promissory notes and long term convertible promissory notes.

                                 DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock and it is currently the intention of the Company not to pay cash dividends on its Common Stock in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of the Company's business. Any future declaration of cash dividends will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors.



                                       14




                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND PLAN OF OPERATION

    The discussion and analysis below should be read in conjunction with the Financial Statements of the Company and the Notes to Financial Statements included elsewhere in this Prospectus.

INTRODUCTION

    The Company was incorporated in 1990 to develop and distribute fiber optic printed circuit boards in the publishing and printing markets. The fiber optic products had limited success and in 1995 the Company made a strategic shift in its business operation into the server market. In connection therewith, the Company acquired the rights to server technology developed by Radius. Since October 1995, the Company has been operating as a development stage company and has been engaged principally in research and development, recruitment of personnel and financing activities. The Company has engaged in limited marketing activities and did not commence sales of its initial products, which are high-end Macintosh-based super servers, until February 1997.

    For the periods October 1, 1995 to September 30, 1996, the Company incurred a cumulative net loss of $3,247,464. Since September 30, 1996, the Company has continued to incur losses and anticipates that it will continue to incur significant losses until, at the earliest, the Company generates sufficient revenues to offset the substantial up-front capital expenditures and operating costs associated with developing and commercializing its products. From October 1, 1995 through September 30, 1996, the Company expended $2,593,107 on research and development.

    The initial target market for the Company's super server is the electronic publishing industry, both for the creation and preparation of printed material (prepress) and for electronic publishing via the Internet/Intranet. The Company believes that its products are also well-suited for additional markets such as medical imaging and GIS. Each of these markets requires the rapid and efficient movement of large image and data files over networks. The Company plans to introduce during 1997 a Windows NT-based server targeted to meet the growing demand for high performance Windows NT-based Internet/Intranet WEB servers. Additionally, the Company plans to introduce during 1997 a super server system designed to support a multi-platform network comprised of Macintosh, Windows NT and UNIX-based workstations.

PLAN OF OPERATION

    The Company requires the proceeds of this Offering to continue development efforts on product enhancements and new products, to commence full scale marketing of its products, including opening sales offices in the United States, Europe and the Far East, and to fund inventory purchases and accounts receivable, as well as other working capital expenditures. The Company expects that these efforts will require significant up-front expenditures which will result in losses for the foreseeable future. The Company anticipates that it will require approximately $3,756,000 of the proceeds of this Offering for the repayment of outstanding debt, approximately $1,170,000 to establish a marketing and sales organization and to promote the Company's products, approximately $1,430,000 for product development efforts, and approximately $1,753,000 for working capital and general corporate purposes. During the next 12 months, the Company estimates that it will expend approximately $340,000 for capital equipment, including hardware and software purchases. See "Use of Proceeds." The Company's management believes that the net proceeds of this Offering, together with existing resources and cash generated from operations, will be sufficient to fund the Company's operations for the next 12 months. The Company may, however, attempt to supplement its cash position through bank financing for working capital and lines of credit for capital equipment leasing.

    The Company currently has 43 full-time employees and 10 independent contractors and plans to hire an additional 50 full-time employees in various capacities during the 12 months following the consummation of this Offering. Additional personnel may be required depending on the level of business activity. The Company expects, however, to continue its current practice of utilizing independent consultants on an as-needed basis rather than exclusively hiring additional full-time employees. See "Business--Employees."




                                       15




    The Company has funded its operations since October 1995 principally from a combination of debt and equity financings totalling approximately $7,700,000. From October 1995 through April 1996, the Company issued convertible promissory notes in the aggregate principal amount of $864,276. Approximately $802,000 of the principal balance of these notes plus accrued interest were converted into shares of Common Stock in November 1996 at a conversion price of $3.00 per share. In December 1996 and January 1997, the Company raised gross proceeds of $3,585,000 in a private placement of promissory notes and common stock purchase warrants. The promissory notes bear interest at 12% per annum and are to be repaid from the proceeds of this Offering. In addition, from September 1995 through August 1996, the Company issued 3,454,752 shares of its Common Stock for approximately $3,355,000 in gross proceeds.

    The Company is in the development stage, and as such, success of future operations is subject to a number of risks described elsewhere in this Prospectus. As a result of the Company's recurring losses, the Company's auditors have expressed substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon the anticipated net proceeds from this Offering or obtaining financing by alternative means. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NEW ACCOUNTING STANDARDS

    Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," issued by the Financial Accounting Standards Board ("FASB"), is effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment and certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The Company does not expect the adoption of this standard to have a material effect on its financial position or results of operations.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to the financial statements using the fair-value-based method beginning in the period ending December 31, 1996, with comparable disclosures for the year ended June 30, 1996. The Company has not determined the impact of these pro forma adjustments.




                                       16




                                    BUSINESS

GENERAL

    Augment Systems, Inc., a development stage company, designs, develops and sells high-end super server products designed to move large image and text files rapidly and efficiently over computer networks. The Company's initial target markets are the electronic publishing industry and the Internet/Intranet market. The Company commenced sales of its initial products, high-end Macintosh(R)-based super servers, in February 1997. The Company plans to introduce in 1997 a Windows NT-based super server targeted to meet the growing demand for Windows NT-based high performance Internet/Intranet WEB servers and a super server system designed to support multi-platform networks comprised of Macintosh, Windows NT and UNIX-based workstations.

    Electronic publishing, whether involving the preparation of high quality color printed documents in print shops, service bureaus and internal corporate publishing departments or interactive documents on the Internet/Intranet, requires massive amounts of disk storage and the movement of large text and image files over networks. The Company's technology has been designed to support multi-platform environments and is specifically aimed at increasing the transfer speed of large image and data files over networks. The Company believes that its products are also well-suited for other markets that require rapid and efficient movement of large image and data files over networks, such as medical imaging and GIS.

    The Company's super server products move the file management functions and high speed interconnects outside of the processor running the core operating system. This unique approach produces significant improvements in file transfer speeds and enables the server system to maintain compatibility with Apple and Microsoft operating systems while running different application software. The Company's servers have been designed to incorporate extensive scalable internal storage of up to 100 GBs with RAID complemented by 96 GBs of automatic tape back-up and archiving capabilities. In addition, the Company's server systems augment existing networks with a fibre channel arbitrated loop, estimated by the Company to be up to 20 times faster than conventional Ethernet networks. The Company believes that users of its server systems can retrieve files over their networks two to three times faster than from their hard drives. The Company also believes that the multi-platform design and scalable storage capacity of its super server systems will allow users to upgrade easily without expensive outlays for new operating systems and hardware.

INITIAL TARGET MARKETS

  ELECTRONIC PUBLISHING

    Electronic publishing, whether involving the preparation of high quality printed documents in print shops, service bureaus and internal corporate publishing departments or interactive documents on the World Wide Web, requires massive amounts of disk storage and the ability to transfer large amounts of data quickly. Consequently, the electronic publishing market is continually searching for solutions to improve network performance, central storage, and the management and movement of large image files. Powerful centralized file servers generally yield higher production efficiencies than networks that use distributed files.

    Color prepress is the publishing industry term for the graphic arts processes required to design and prepare press film or plates for high quality multi-color printing. Traditional color prepress operations involve large-format cameras, masks, color filters, and special films and manual cutting, placement and photo retouching performed by highly skilled technicians.

    The publishing industry is rapidly changing due to the availability of new technology ranging from fundamental changes in the printing process which enable low volume print runs and fast turn-around, to the explosive growth of electronic publishing driven by the Internet/Intranet and the World Wide Web. The process in today's color prepress industry is almost entirely digital and electronic, using color scanners, high-powered computer editing systems, digital image processing, and computer-controlled output directly to paper, film or a printing plate.




                                       17




    Modern digital color prepress operations involve multiple users manipulating very large data files using specialized software running on powerful computing systems. General purpose desktop and server technology available on the open market cannot meet all of the user's needs. The Company's products specifically address the industry need for high-volume, production-line data handling and effective job process management. The Company's products, which combine high-performance interconnect technology and a scalable server, have been optimized for the production flow of large data files.

    The Company's initial products are Macintosh-based high-end servers targeted at the Macintosh user community. Apple currently dominates specialized markets such as high-end publishing, graphic design, prepress production, video editing, imaging and education. According to Apple, there are an estimated 10 to 15 million active Macintosh users in these markets. These users, who have made significant investments in Apple equipment, need to gain the benefits of a client server model while preserving file integrity, which is not currently provided by Apple. The Company believes that Apple's introduction of UNIX-based file servers has provided a significant market opportunity for the Company's Macintosh-based servers, which preserve file integrity and do not require proficiency in UNIX. The Company believes that its server products will provide solutions sought by the Macintosh user community by eliminating bottlenecks of large file transfer and by centralizing files and data. Macintosh-networked systems tend to use distributed files because of inadequate end-to-end throughput and the users' inability or reluctance to execute Macintosh applications using other operating systems. The Company's server provides a true Macintosh solution with a price-to-performance ratio equal to or better than UNIX-based super servers.

INTERNET/INTRANET

    The Internet evolved from a network developed by Bolt Beranek & Newman Inc. in the late 1970s under government contract to the Defense Advanced Research Projects Agency. For many years use of the Internet was limited and, even when released from government control, it was initially slow to come into widespread use due to its obscure and difficult-to-use user interface that had evolved for the low bandwidth networks that were available to early designers. The growth in the use and popularity of the Internet started with the introduction of the World Wide Web. The WEB is a means of publishing documents on the Internet in a fashion that makes them interactive and provides a user interface needed for the network.

    The use of the WEB both for Internet and Intranet access is growing at phenomenal rates. Industrial Data Corp. projects the Internet professional services market to grow from $600 million in 1996 to $2.9 billion by the year 2000. Microsoft has estimated that 150,000 WEB servers will be sold in 1996, increasing to 2,000,000 by 1998. The Company believes that this trend will continue into the foreseeable future with the WEB becoming the dominant means of distributing information both within companies and on wide area networks, including the Internet. At the same time that the number of users of this technology is exploding, the complexity of the information is increasing. The use of graphics, video, audio, and imaging information within WEB pages is pushing the requirements for bandwidth and disk storage for WEB servers to higher levels.

    There are currently three platforms for Internet WEB servers: UNIX, Windows NT and Macintosh. The current installed base is largely UNIX systems, but Windows NT is rapidly increasing in popularity.

    The Company's initial server will support the Macintosh WEB server software. The Company believes that its product will be popular as a WEB server in market segments in which Macintosh is popular. The Company believes that the great majority of WEB servers installed in the foreseeable future however, whether from Microsoft, Netscape or others, will most likely be Windows NT-based. The introduction of the Company's Window NT-based WEB server is intended to coincide with what the Company believes will be an extraordinary demand for very high performance, scalable systems to meet the requirements of the market. The Company believes that it will be well positioned with a unique solution that can cost-effectively meet the demands of that market.

TECHNOLOGY

    The Company's technology incorporates (i) end-to-end high-speed fiber connectivity, (ii) a superior disk storage subsystem, (iii) centralized input/output ("I/O") services for multiple processors and (iv) file management software in a server product tuned to transfer large files over a network. Independent





                                       18




plug-in processors are key elements in the Company's servers, making it possible to expand the capacity of each server to meet a wide range of needs. Support for different processor types and operating system environments allows users to choose among many application software packages. This modular hardware structure supports incremental expansion and component technology upgrades, largely by using standard products from major industry suppliers.

    The Company's super servers include a high speed file system that appears to the desktop applications as a local hard drive, but can provide shared access of up to 100 GBs of data (expandable to more than a terabyte) complemented by 96 GBs of automatic tape back-up and archiving capabilities, and speeds two to three times faster than a local hard drive. The Company's super servers move the file management function and the high speed interconnects outside of the processor running the core operating system. This unique approach produces significant improvements in file transfer speeds and enables the server system to maintain compatibility with Apple and Microsoft operating systems while running different application software.

    The Company's server includes a RAID controller driven by customized ASICs chips that provide both high performance and reliability. The I/O devices and disk storage can be partitioned among several plug-in processors, or alternatively, specific devices can be reserved for control by any single processor. Operating the disk array in RAID mode does not require any additional software support in the client computers; it is handled transparently by the file system control processor. Access to the server is provided by an operating system device driver in each desktop machine. The user's local area network is complemented with a one gigabit/second fibre channel arbitrated loop to provide data transfers between the server and the desktop systems at speeds that significantly exceed local disk transfer rates.

    Each server contains (i) an embedded I/O control processor, (ii) a hardware-assisted parallel disk array, (iii) two NuBus-90 backplanes for application and network processors and (iv) a power supply, in a deskside low-boy cabinet. The server supports up to 30 internal 3.5" disks in a parallel array, two serial ports and a separate SCSI connected to the Macintosh console. Each backplane supports up to six I/O control processors. The parallel disk array can operate as five independent SCSI interfaces or in parallel RAID 3 configurations.

    The Company's server systems include proprietary software and hardware developed by the Company, hardware and software components manufactured by third party vendors, proprietary software and hardware technology licensed from Radius and proprietary software technology licensed from Polybus.

    On September 27, 1995, the Company obtained a worldwide license from Radius to use certain of Radius' technology in its products. The license is exclusive except as to Radius, which has retained rights to its technology. Under the agreement with Radius, the royalties payable by the Company initially are the greater of $1,500 per unit or two percent of the purchase price per unit for the first 200 units, declining in increments based on the number of units sold to the greater of $750 per unit or one percent of the purchase price per unit after 1001 units are sold. Royalties will be paid until the cumulative total of royalties paid equals $10,000,000 at which time the Company will have a royalty-free license. If the Company fails to sell the minimum number of units required to be sold pursuant to the agreement for two consecutive calendar quarters, the technology may be licensed to other parties. In addition, the Company has granted to Radius an irrevocable, perpetual, non-exclusive, worldwide, royalty-free license to any modifications to the Radius technology made by the Company.

    The Company entered into a Development and License Agreement dated August 1, 1996 with Polybus pursuant to which the Company obtained an irrevocable, perpetual, worldwide, nonexclusive (except as to publishing for which the license is exclusive) license to a high speed file manager software package in consideration for royalty payments. The royalties payable by the Company pursuant to the Development and License Agreement are initially $800 per server and $400 per workstation, declining in increments based upon the number of systems sold to $50 per server and $25 per workstation until the first 100,000 systems are sold by the Company. No royalties are payable after the Company sells 100,000 systems. The initial term of the Development and License Agreement is 25 years and the agreement may be terminated sooner by Polybus only in the event of a payment default by the Company. Upon termination of the Development and License Agreement, Polybus may license the software to third parties in the publishing market.




                                       19




PRODUCTS

    The Company commenced sales of its initial products, the AFX 410 and AFX 210, in February 1997. These products provide optimized Macintosh client support via a fibre channel arbitrated loop. The fibre channel interconnect is expected to deliver up to 10-20 MBytes/sec per client workstation. This is two to three times the file transfer rate currently available from a user's local hard drive and 20 times faster than local Ethernet networks.

    The server's file management system is designed to accelerate and efficiently administer the movement of large image and text files over a network. The server incorporates an extensive scalable internal storage system (up to 100 GBs RAID sub-system) supporting on-line data equivalent to 150 CDs. This Macintosh-based server sells for between $65,000 to $150,000 per system, depending upon the functions and configurations required.

    The server's architecture has multi-platform capabilities so as to not become obsolete as new CPUs, operating systems and other emerging technologies become popular. The initial focus on the Macintosh operating system and user interface will provide familiarity and ease of use for color prepress shops, while the server's independent plug in processor capability and parallel RAID technology overcome the performance weaknesses in the Macintosh desktop systems. In addition, the plug-in modular architecture of the system allows the user to expand or upgrade easily, avoiding early platform obsolescence.

    A third product, the AFX 410 NT, based on the architecture of the AFX 410 server, will be designed for the Internet/Intranet server market. The Company plans to introduce the AFX 410 NT during 1997. This system will include Windows NT running on multiple Pentium Pro processors. The Windows NT server is rapidly becoming the platform of choice for WEB servers. The Company believes that there will be two distinct advantages for using the Company's super server: it will manage the sharing of files across the cluster of NT systems and its architecture makes predictive WEB page caching possible.

PRODUCT FEATURES

    The Company designs its server products to provide the following features:


              FEATURE                                     BENEFIT
              -------                                     -------
True Windows NT and  Macintosh  Super      100%  compatibility  with  Apple  and
  Server-- The Company's  server will        Microsoft,  insuring  compatibility
  use Windows NT or Macintosh  O/S as        with the vast  array of  commercial
  the    user    visible    operating        third party applications  available
  environment.                               for Macintosh O/S and Windows NT.
Server to  Workstation  Solution--The      Performance bottlenecks are addressed
  Company   delivers   end   to   end        by a single  vendor,  and users are
  throughput  to the user desktop for        not required to integrate their own
  maximum performance.                       systems.
High  Speed--The   Company's   unique      Reduces   idle   time   waiting   for
  architecture  and high  speed  file        downloads        and       improves
  system allows its server to deliver        productivity.  Even the  largest of
  files to the desktop up to 20 times        files  are  available  in  seconds.
  faster than  today's  networks  and        Large   files   can  now  be  local
  two to three times faster than from        centralized      without     losing
  local hard drive.                          performance.
Scalability--Up   to  100  GBs  in  a      Users may  upgrade  their  systems as
  single  box,  and  the  ability  to        required with minimal disruption to
  cascade   boxes   for    additional        operations.
  capacity. Both processors and disks
  may be  added as  required  without
  major system reconfigurations.
Integral  Tape   Backup   System--The      Easy and  quick  backup  and  archive
  servers  include an  integral  tape        capabilities  of all or any portion
  backup    system    (hardware   and        of  the  central  file  system.  No
  software)   for  file   backup  and        special   setup   or    integration
  archiving.                                 required on the part of the user.


SALES AND MARKETING

    The Company plans to advertise its products in trade publications, to participate in trade shows and conferences, to conduct direct mail campaigns and to publish and disseminate product literature. The initial focus of these activities will be the color prepress and Internet/Intranet markets. The Company's



                                       20





marketing department will be responsible for product planning, product positioning, pricing, customer training and overall promotion of the Company's products through industry press coverage, advertising exposure and participation in industry trade shows.

    The Company plans to employ a direct sales force that focuses on product sales to end users in North America. The Company plans to establish four regional sales offices in the United States. Because the success of the Company's direct sales efforts will be dependent in part upon a sophisticated analysis of a customer's networking requirements, the Company will complement its direct sales force in North America with system engineers who have expertise in hardware, software and networking solutions. In the future, as the Company expands its marketing efforts in the publishing and Internet/Intranet markets, the Company may utilize a multi-tiered distribution strategy including distributors and VARs, system integrators and OEMs. The Company also plans to sell its products to OEMs in both the medical imaging and GIS markets.

    The Company plans to establish sales offices in Japan and in Europe and will primarily focus its sales efforts in these areas on distributors, VARs and third party integrators who can effectively evaluate and support a customer's networking requirements.

    The Company also plans to develop relationships with independent vendors who will encourage their customers to purchase the Company's server systems in conjunction with their products on the basis that overall systems performance will be enhanced. This sales method will be especially beneficial to software vendors promoting workflow management and database management who can leverage the performance of the Company's server products as a complement to improving overall workflow of information.

CUSTOMER SERVICE AND SUPPORT

    The Company's corporate philosophy is based on a commitment to customer satisfaction and product quality. The Company does not plan to recognize revenues on system sales to end users until system performance has been accepted by the customer based on measurement against pre-defined published specifications.

    The Company plans to provide customer training, installation and integration support, and maintain systems sold directly to end users in North America through an internal systems integration organization. Unlike other server companies in the industry, the Company's customer support and systems integration organization will support various equipment and software in the customer sites and provide consulting and integration services on a wide spectrum of equipment. The Company is currently building its direct support organization and will complement its direct service and support organization with nationwide and European third party service organizations as the business expands.

    Users that purchase the Company's products through indirect channels will be serviced by the Company's direct support organization as well as by distributors, VARs or OEMs. The Company plans to provide direct access to the Company's service and support organization through a toll-free telephone hotline. The Company plans to staff its technical support center 24 hours a day, 365 days a year, with highly trained and experienced technical support engineers.

    The Company plans to warrant all of its server products against defects in material and workmanship for 90 days. During the warranty period, the Company will repair or replace, within two days, any server component(s) which the Company identifies as containing defects which do not prevent the continued use of the server. For defects that do prevent the continued use of the server, the Company will attempt to repair or replace the identified defective component within 24 hours. The Company plans to offer service and maintenance contracts to its customers.

MANUFACTURING AND SUPPLIERS

    The Company's manufacturing operations, located in Westford, Massachusetts, consist of product assurance, quality control of materials, components and subassemblies, final assembly and system test. The Company relies on numerous high-quality ISO 9002 class vendors located in New England for the manufacture of mechanical subsystems and printed circuit boards. This strategy minimizes capital investment and overhead expenditures and provides the Company with the ability to increase production to meet market demand. As volumes increase, consideration will be given to outsourcing with low cost vendors in the midwest and Pacific Rim countries.



                                       21




    Although the Company generally uses standard parts and components for its products, a number of key components used in the Company's current products are currently available or purchased from single source suppliers. These components include disk drives, microprocessors and ASICs. The Company currently depends upon Hitachi as its sole source supplier of customized ASICs. The Company has no contract with Hitachi requiring Hitachi to supply the Company with ASICs. As a precaution, the Company carries extra inventory of some of its single source components, including the Hitachi ASICs, to provide additional time to develop an alternate source or redesign the component, if necessary. The lack of sufficient quantities of single source components, or the inability to develop alternative sources for these items, could result in delays or reductions in product shipments which would have a material adverse affect on the Company's results of operations. The Company intends to design its future products to minimize the need to rely on single source suppliers for key components.

RESEARCH AND DEVELOPMENT

    The market for the Company's products is characterized by extensive research and development and rapid technological advances in both hardware and software development, resulting in product life cycles of 18 to 24 months. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company believes that the speed of technological advancement in its industry requires a significant investment in research and development in order to maintain its competitive position. The Company will continue to invest substantially in product development as it believes that its future success will depend upon its ability to develop, manufacture and market new products and enhancements to existing products on a cost-effective and timely basis. In the fiscal years ended June 30, 1995 and 1996, the Company expended approximately $438,500 and $1,388,100 respectively for research and development expenses.

COMPETITION

    The Company faces substantial competition from the manufacturers of several different types of products used as file servers. The Company expects competition to intensify as more companies enter the market and compete for market share. In addition, companies currently in the server market will continue to change product offerings in order to capture further market share. Many of these companies have substantially greater financial resources, research and development staffs, manufacturing, marketing and distribution facilities than the Company. The Company believes that an important competitive factor in its market is network server performance measured in terms of overall system throughput and expressed as a function of megabytes per second of data to client desktop computers. However, equally important are other factors, including product reliability, availability, scalability, upgradability, price, overall cost of ownership and technical service and support. The Company's ability to compete will depend, among other factors, upon its ability to anticipate industry trends, invest in product research and development, and effectively manage the introduction of new products into targeted markets.

    The Company believes that there are no servers available today that provide high-performance, high-capacity file service and a Macintosh-compatible application environment. The Apple Workgroup Servers are aimed at a lower market tier, with lower performance and limited expansion capability. Apple's "shiner" series of servers provide higher performance than its workgroup servers, however, the operating system used is UNIX based and requires specialized training to operate.

    Other servers in the prepress and video market fall into one of three categories: (i) proprietary operating software systems, (ii) high-end personal computer architecture systems or (iii) larger UNIX-based systems. "Server" products offered by the traditional color prepress suppliers are most often dedicated I/O device servers, rather than general purpose servers. For example, the Scitex Whisper series of servers are an integral part of the proprietary Scitex environment, with few and limited external client services. The Company's servers compare well on a price and features basis, and outperform the proprietary operating software systems by a significant amount in end to end throughput. More importantly, in the color prepress market, the Company's server is the only true Macintosh solution.

    High-end personal computer architecture servers are available from a wide variety of suppliers (ALR Revolution, Hewlett-Packard's NetServer, Compaq Computer Corporation's ProLiant), with advertised prices in the $5,000 to $14,000 range. A typical system would include 64 MB memory, 8 GBs of fast disk, an



                                       22




FDDI interface, and a NetWare or Windows NT license, but unlike the Company's super servers, would not include a built-in hardware RAID controller or scalable support up to 100 GBs, and none of these servers would provide end to end throughput at the level provided by the Company's super servers.

    Specialized super servers provide some fault tolerance features and "hot-swap" disk capability, along with some multiprocessor support. These features lead to premium entry prices (approximately $25,000 for a mid-size tower system, approximately $75,000 for a full-size server) and high-priced expansion options. While the systems are well suited to the typical NetWare environment (many users needing occasional access to medium or small files), they are not optimized for handling very large files and high-bandwidth networks. The Company's servers are directly competitive on entry price and have the distinct advantage of being able to handle very large files on high bandwidth networks. The Company's current servers are also Macintosh-based, provide superior input and output performance and allow a user to upgrade its server without incurring significant expense for new operating systems or hardware.

    There is also a wide variety of mid-range and high-end systems using UNIX-based operating systems. Until recently, the color prepress user community avoided the complexity of UNIX. However, due to the lack of an alternative, UNIX systems provided by SGI and Sun have made substantial inroads in the high-end color prepress, imaging and digital video markets. The Company's servers compete directly in entry price, price to performance and scalability, while offering the preferred Macintosh or Windows NT (expected in 1997) environments and ease-of-use features. The Company's I/O performance, even for a basic system, is equal to or better than all of the mid-range systems. SGI's high-end Challenge and Power Challenge systems remain the leaders in raw processing capability, but the prices ($100,000 to $350,000) are significantly greater than the Company's prices.

EMPLOYEES

    As of January 31, 1997, the Company employed 43 full-time employees. Approximately 20 of these employees are involved in research and development, 10 in sales and service, 2 in marketing, 7 in manufacturing and 4 in finance and general administration. In addition, the Company has retained 10 independent contractors on a consulting basis who support engineering and marketing functions. To date, the Company believes it has been successful in attracting and retaining skilled and motivated individuals. Competition for qualified management and technical employees is intense in the computer industry. The Company's success will depend in large part upon its ability to continue to attract and retain qualified employees. The Company has never experienced a work stoppage and its employees are not covered by a collectively bargaining agreement. The Company believes that it has good relations with its employees.

FACILITIES

    The  Company  has  a   three-year   lease   expiring  in  October  1998  for
approximately 19,400 square feet of space in Westford, Massachusetts, which currently accommodates the Company's headquarters, development, production, administrative, and financial functions. The monthly rent is $16,750. The Company intends to lease an additional 9,000 square feet in the same facility. The Company also has a lease expiring in August 2000 for a second facility consisting of approximately 2,000 square feet of office space in San Diego, California for a monthly base rent of approximately $2,300. The facility is currently used for engineering support for development of Internet/Intranet technology and products. The Company believes that its facilities are adequate to meet its current business requirements and that suitable facilities for expansion will be available, if necessary, to accommodate further physical expansion of corporate operations and for additional sales and support offices, at comparable rates.

LEGAL PROCEEDINGS

    The Company is not currently involved in any material litigation or legal proceedings and is not aware of any material litigation or proceeding pending or threatened against it.



                                       23





                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:


 NAME                             AGE                POSITION
 ----                             ---   -----------------------------------
LORRIN G. GALE                    55    President, Chief Executive Officer
                                          and Chairman of the Board
Duane A. Mayo                     45    Chief Financial Officer, Treasurer,
                                          Secretary and Director
Fred L. Chanowski                 46    Director
Chappell Cory III                 52    Director
Gregory M. Millar                 40    Director
Stanley A. Young                  69    Director

    LORRIN G. GALE co-founded the Company in May 1990. He has served as Chief Executive Officer and Chairman of the Board since its inception and as President since July 1994. In August 1981, he co-founded Massachusetts Computer Corp., serving as Vice President of Engineering from August 1981 through June 1986 and as General Manager for end-user business from July 1986 through December 1987. From January 1988 through May 1990, Mr. Gale was a private investor.

    DUANE A. MAYO has served as Vice  President  of Finance  and  Administration since March 1995 and as a director, Chief Financial Officer, Secretary and Treasurer since May 1995. From April 1993 through February 1995, he served as Chief Financial Officer for Xerographic Laser Images Corporation, a publicly-held company involved in development of resolution enhancement technology. From April 1988 to April 1993, Mr. Mayo was Corporate Controller for Howtek, Inc., a publicly-held company and supplier of desktop scanners for the color prepress marketplace.

    FRED L. CHANOWSKI has served as a director of the Company since June 1996. Mr. Chanowski is a Managing Member of Alpha Ventures LLC, a venture capital fund he founded in 1996, and a partner in Venture Management Consultants, LLC, a management consulting firm he founded in January 1997. From December 1988 through June 1996, Mr. Chanowski was a telecommunications and information technology consultant. Mr. Chanowski was the President, Chief Executive Officer and owner of Telecommunications Management Corp., a management consulting firm specializing in the areas of telecommunications and information management technology, from November 1975 until its sale to Computer Task Group in December 1988.

    CHAPPELL CORY III co-founded the Company in May 1990 and has served as a director since its inception and served as President until July 1994. Since July 1994, Mr. Cory has been the General Manager, CDA Division, of Analogic Corporation, a publicly-held company and supplier of precision data acquisition, conversion and signal processing equipment.

    GREGORY M. MILLAR has served as a director of the Company since October 1995. Since January 1989, Mr. Millar has been Vice President of Engineering and Chief Technology Officer of Radius, Inc., a publicly-held company that manufactures Macintosh controller cards and accessories.

    STANLEY A. YOUNG has served as a director of the Company since June 1995. Mr. Young has been a consultant and venture capital investor for the past five years and has been a principal of Young Management Group, Inc., a management consulting firm, since its inception in March 1994. Mr. Young serves as a director on the boards of the following publicly-held companies: Jetform Corporation, Andyne Computer, Inc. and Cable-SAT Systems, Inc.




                                       24




KEY EMPLOYEES

    ROBERT S. ALFORD has served as Vice President of Engineering since July 1995. From January 1990 through June 1995, Mr. Alford was Vice President of AGE Logic Inc., a supplier of X Server software for personal computers, X Terminals, and embedded applications.

    LAWRENCE  D.  BEAUPRE has served as Vice  President  of  Manufacturing  on a part-time basis from March 1995 to July 1996 and on a full-time basis since August 1996. He co-founded QuadTech, Inc., a manufacturer of precision measurement and calibration instruments in March 1991, serving as its Vice President of Operations and Chief Operating Officer from April 1991 through June 1995 and as a consultant from July 1995 to August 1996.

COMMITTEES

    The Board of Directors has an audit committee comprised of Chappell Cory III, Gregory Millar and Stanley Young and a compensation committee comprised of Chappell Cory III, Gregory Millar, Stanley Young and Fred Chanowski. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent accountants. The Compensation Committee makes all compensation decisions regarding the compensation of executive officers and administers the Stock Option Plan.

TERM OF OFFICE

    All directors hold office until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified. The executive officers are appointed annually by, and serve at the discretion of, the Board of Directors.

DIRECTOR COMPENSATION

    The Company's directors do not receive compensation for serving on the Board of Directors, however, the Company reimburses directors for travel expenses incurred to attend Board meetings.

EXECUTIVE COMPENSATION

    The following table sets forth, for the fiscal year ended June 30, 1996, the annual compensation, including salary, bonuses and certain other compensation, paid by the Company to its Chief Executive Officer. None of the Company's executive officers received cash compensation in excess of $100,000 in the fiscal year ended June 30, 1996.


                                                        ANNUAL COMPENSATION
                                                     --------------------------
       NAME AND PRINCIPAL POSITION                    YEAR              SALARY
       ---------------------------                   ------            --------
Lorrin G. Gale Chairman, President and Chief          1996              $58,492
  Executive Officer                                   1995                    0
                                                      1994                    0

EMPLOYMENT CONTRACTS

    Effective as of January 1, 1997, the Company entered into a two-year employment agreement with Mr. Gale. Pursuant to such contract, Mr. Gale will be paid a base salary of $125,000 and has been granted incentive stock options to purchase up to 100,000 shares of Common Stock. Options to purchase 20,000 shares of Common Stock vested upon the execution of the agreement and options to purchase 40,000 shares of Common Stock vest on each of the first and second anniversaries of the agreement. All options have an exercise price of $3.00 per share. Pursuant to his employment agreement, Mr. Gale agrees not to compete with the Company during the term of his employment and for one year thereafter.

STOCK OPTION PLAN

    In July 1995, the Company adopted its 1995 Stock Option Plan (the "Stock Option Plan") under which the Company may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code") and stock options not intended to qualify as incentive



                                       25




stock options. Stock options may be granted under the Stock Option Plan to employees, officers, directors, consultants and advisors of the Company. Options granted to non-employee directors and consultants must be non-qualified stock options only.

    The Stock Option Plan is administered by the Compensation Committee of the Board of Directors or successor committee. Subject to the provisions of the Stock Option Plan, the Compensation Committee (or the Board of Directors) has the authority to determine (i) to whom options will be granted, (ii) the time when options may be granted, (iii) the number of shares to be covered by each option, (iv) when the option becomes exercisable, (v) the exercise price of the option (which price, in the case of incentive stock options, shall not be less than the fair market value of the Common Stock on the date of the grant, or in the case of incentive stock options granted to employees who own, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value of the Common Stock on the date of grant) and (vi) any restrictions on sale and repurchase rights which shall be placed on shares purchased upon exercise of an option.

    Incentive stock options may not be granted at a price less than the fair market value of the shares at the grant date (or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock) while the nonqualified options may not be granted at a price lower than the lesser of 85% of the fair market value of the shares at the grant date or the book value of the shares as of the end of the fiscal year of the Company immediately preceding the date of the grant. All grants as of June 30, 1996 were at fair market value or greater. The options generally vest 10% after 30 days from the date of grant and the balance ratably over a period of four years. Incentive stock options granted under the plan expire not more than 10 years from the date of grant and not more than five years in the case of incentive stock options granted to an employee or officer holding 10% or more of the voting stock of the Company. All options not exercised at the end of the vesting period automatically expire. The aggregate number of shares which may be granted under this plan may not exceed 800,000 shares.

    Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash and Common Stock or by any method approved by the Board of Directors consistent with the purposes of the Stock Option Plan and applicable rules and regulations, without limitation, Section 422 of the Code and Rule 16b-3 under the Exchange Act. Options are not assignable or transferable except by will or the laws of descent and distributions.

    As of the date of this Prospectus, options to purchase 544,854 shares of Common Stock were outstanding under the Stock Option Plan.

STOCK OPTION GRANTS

    No stock options were granted to Lorrin G. Gale during the fiscal year ended June 30, 1996, and at June 30, 1996, Mr. Gale did not own any stock options. As of January 1, 1997, Mr. Gale was granted options to purchase 100,000 shares of Common Stock. See "Management--Employment Contracts."




                                       26




                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the capital stock of the Company as of the date of this Prospectus for (i) each person who is known by the Company to own beneficially 5% or more of the outstanding shares of its Common Stock; (ii) each of the directors and executive officers of the Company; and (iii) all directors and officers as a group. Unless otherwise indicated, the address for directors, executive officers and 5% stockholders is 2 Robbins Road, Westford, Massachusetts 01886.


                                                                                   PERCENTAGE
                                                                                ----------------
                                                         NUMBER OF SHARES       BEFORE     AFTER
DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS:      BENEFICIALLY OWNED(1)  OFFERING   OFFERING
-------------------------------------------------       --------------------   --------   --------
Lorrin G. Gale                                                348,275(2)          9.1%       6.0%
Duane A. Mayo                                                 140,235             3.7%       2.4%
Fred L. Chanowski                                             216,531(3)          5.6%       3.7%
Chappell Cory III                                              52,133             1.4%         *
Gregory M. Millar                                              15,936               *          *
Stanley A. Young                                              240,482(4)          6.2%       4.1%
Hamburger Bank Alstertor 9                                    876,472            22.9%      15.1%
  Hamburg 20095
  Germany
M.M. Warburg & Co. Ferdinandstrasse 75                        462,140            12.1%       7.9%
  Hamburg 20095
  Germany
All directors and executive officers as a group
  as a group (6 persons)                                    1,013,592            25.7%      17.0%

----------------------
 *  Less than 1%

(1) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2) Includes 20,000 shares of Common Stock issuable upon exercise of incentive stock options.

(3) Includes 39,840 shares of Common Stock issuable upon exercise of warrants. Also includes 103,386 shares of Common Stock and 15,936 shares of Common Stock issuable upon exercise of warrants owned by Alpha Ventures LLC of which Mr. Chanowski is a founder and Managing Member.

(4) Includes (i) 75,886 shares of Common Stock and 31,872 shares of Common Stock issuable upon exercise of warrants held by the Stanley A. Young Irrevocable Trust; (ii) 63,275 shares of Common Stock and 17,000 shares of Common Stock issuable upon exercise of warrants held by the Stanley A. Young Family Limited Partnership; and (iii) 12,142 shares of Common Stock held by Mr. Young's wife, as to which Mr. Young disclaims beneficial ownership.




                                       27




                              CERTAIN TRANSACTIONS

    In July 1995, the Company entered into a consulting agreement with Young Management, a company founded by Stanley A. Young, who subsequently became a director of the Company in September 1995. In consideration for consulting services, the Company agreed to pay consulting fees of $7,000 per month, plus out-of-pocket expenses, of which $3,000 per month is being deferred until completion of an initial public offering, and sold 239,038 shares of Common Stock at a price of $.016 per share to Young Management. Consulting fees expensed in connection with this agreement during the fiscal year ended June 30, 1996 were approximately $85,000, of which $56,000 was accrued and unpaid at June 30, 1996. Consulting fees expensed in connection with this agreement during the three months ended September 30, 1996 were $21,000 and an aggregate of $77,000 was accrued and unpaid at September 30, 1996. In August 1996, Young Management transferred all of its shares of Common Stock to certain affiliates of Young Management, including the Stanley A. Young Irrevocable Trust and the Stanley A. Young Family Limited Partnership.

    In May 1996, the Stanley A. Young Irrevocable Trust purchased warrants to purchase 31,872 shares of Common Stock in a private placement, and in January 1997, the Stanley A. Young Family Limited Partnership purchased warrants to purchase 17,000 shares of Common Stock in a private placement. In November 1995, Mr. Young's wife purchased 5,049 shares of Common Stock and was issued a convertible promissory note in the amount of $19,297.50 in a private placement. In October 1996, she converted the principal balance and accrued interest on the note into 7,093 shares of Common Stock.

    In exchange for consulting services rendered, Fred L. Chanowski, a director of the Company, received (i) warrants to purchase 50,000 shares of Common Stock in May 1996; and (ii) 40,000 shares of Common Stock in October 1996. In addition, in October 1996, Mr. Chanowski purchased 62,500 shares of Common Stock at a price of $1.00 per share in connection with a private placement. Mr. Chanowski is a 6.675% member in Alpha Ventures LLC which holds 103,386 shares of the Company's Common Stock and warrants to purchase 15,936 shares of Common Stock.

    The Company has adopted a policy whereby all future transactions between the Company and its officers, directors, principal stockholders or affiliates will be approved by a committee of the Board of Directors, a majority of the members of which shall be independent directors, or, if required by law, a majority of disinterested directors, and will be on terms no less favorable to the Company than could be obtained in arm's length transactions from unaffiliated third parties.

                            DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company is 32,000,000 shares, consisting of 30,000,000 shares of Common Stock, $.01 par value per share, and 2,000,000 shares of Preferred Stock, $.01 par value per share. As of December 31, 1996, there were 3,820,682 shares of Common Stock outstanding. Upon the completion of this Offering there will be 5,820,682 shares of Common Stock outstanding. No shares of Preferred Stock are currently outstanding.

COMMON STOCK

    The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued and paid for as set forth in this Prospectus, will be, fully paid and nonassessable.




                                       28





PREFERRED STOCK

    Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No Preferred Stock is currently outstanding and the Company has no present plans for the issuance thereof. The issuance of any Preferred Stock could affect the rights of the holders of Common Stock, and therefore, reduce the value of the Common Stock and make it less likely that holders of Common Stock would receive a premium for the sale of their shares of Common Stock. In particular, specific rights granted to future holders of Preferred Stock could restrict the Company's ability to merge with or sell its assets to a third party.

WARRANTS

    Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $6.00 per share, at any time during the period commencing one year from the date hereof and expiring on the fifth anniversary of the date of this Prospectus.

    Unless extended by the Company at its discretion, the Warrants will expire at 5:00 p.m., New York time, on the fifth anniversary of the date of this Prospectus. In the event a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect to the Warrants.

    The Company may, with the prior written consent of the Underwriters, redeem the Warrants, once they become exercisable, at a price of $.01 per Warrant on not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least 150% of the then current exercise price of the Warrants (initially $9.00) for the 20 consecutive trading days ending on the third day prior to the date on which such notice is given. The Warrants will be exercisable until the close of business on the date fixed for redemption. The Warrants will be issued in registered form under a warrant agreement by and among the Company and Continental Stock Transfer & Trust Company, as warrant agent. Reference is made to said warrant agreement (which has been filed as an exhibit to the registration statement of which this Prospectus is a part) for a complete description of the terms and conditions of the Warrants contained therein (the description herein contained being qualified in its entirety by reference thereto).

    The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment to protect against dilution in the event of a stock dividend, stock split, recapitalization, reorganization, merger or consolidation of the Company or other similar event. No assurance can be given that the market price of the Common Stock will exceed the exercise price of the Warrants at any time during the exercise period.

    No Warrant will be exercisable unless at the time of the exercise the Company has filed with the Commission a current prospectus covering the shares of Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified to be exempt under the securities laws of the state of residence of the holder of such Warrant. Although the Company has undertaken and intends to have all shares so qualified for sale in those states where the Securities are being offered and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement, there can be no assurance that the Company will be able to do so.

    A holder of Warrants will not have any rights, privileges or liabilities as a stockholder of the Company prior to the exercise of the Warrants. The Company is required to keep available a sufficient number of authorized shares of Common Stock to permit exercise of the Warrants.

OTHER SECURITIES

    The Company has outstanding long term convertible promissory notes in the principal amount of $62,258 which bear interest at 10% per annum. These long term convertible promissory notes plus accrued interest are to be repaid: (i) one third upon the completion of this Offering; (ii) one third on the first anniversary of the closing of this Offering; and (iii) one third on the second anniversary of the




                                       29




closing of this Offering, unless converted prior to such date. Simultaneously with the closing of this Offering, the holders of the notes have the right to convert outstanding principal and accrued interest into shares of Common Stock at a price equal to the price of the Common Stock in this Offering. At any time following the closing of this Offering, any portion of the principal and interest may be converted at a price equal to the price of the Common Stock in this Offering plus $1.00 per share. However, if the price of the Common Stock is at least $3.00 above the price of the Common Stock in this Offering for a period of 10 consecutive trading days, the Company may convert any remaining principal and accrued interest into shares of Common Stock at a price equal to the price of the Common Stock in this Offering plus $1.00 per share.

    From November 1995 to May 1996, the Company issued (i) warrants to purchase in the aggregate 325,412 shares of Common Stock at an exercise price of $1.13 per share, of which 28,686 have an expiration date four years from the date of issuance and 296,726 have an expiration date five years from the date of issuance; and (ii) warrants (to a placement agent) to purchase an aggregate of 29,287 shares of Common Stock at a price of $1.13 per share and expiring between November 22, 2000 and May 31, 2001. In July 1996, the Company issued a warrant to purchase 31,872 shares of Common Stock at an exercise price equal to one half of the price of the shares of Common Stock in the Company's initial public offering and with an expiration date five years from the date of issuance. In October 1996, the Company issued a warrant to purchase 15,936 shares of Common Stock at an exercise price of $1.57 per share and with an expiration date five years from the date of issuance. In December 1996, the Company issued a warrant to purchase 50,000 shares of the Company's Common Stock at an exercise price of $3.00 per share and with an expiration date five years from the date of issuance. From December 1996 through February 1997, the Company issued warrants to purchase in the aggregate 1,218,900 shares of Common Stock, 609,450 of which have an exercise price of $2.50 per share and 609,450 of which have an exercise price equal of $3.75 per share. These warrants are exercisable for a period of three years commencing on December 30, 1997.

    The exercise price and number of shares of Common Stock or other securities issuable upon exercise of the warrants described herein are subject to adjustments in the event of a stock dividend, stock split, recapitalization, reorganization, merger or consolidation of the Company or other similar event.

    In connection with certain private placement offerings of the Company's securities, the Company has agreed to register, no later than 13 months after the effective date of this Offering, 2,495,997 shares of issued and outstanding Common Stock and approximately 15,000 shares of Common Stock issuable upon the conversion of outstanding principal of and accrued interest on certain long term convertible promissory notes. In connection with a consulting agreement with Young Management, the Company has agreed to use its best efforts to register 239,038 shares of issued and outstanding Common Stock as part of any registration of securities by the Company, subject to the discretion of the managing underwriter, if any, to exclude such shares from registration. In addition, the Company has agreed to register warrants to purchase 1,218,900 shares of Common Stock and the 1,218,900 shares of Common Stock underlying these warrants no later than 12 months and one day after the date of this Prospectus. If the shares and warrants are not registered within 12 months and one day after the date of this Prospectus, then the Company shall use its best efforts to register these shares and warrants as part of any other registration of securities by the Company until November 30, 2002. The Company has also agreed to use its best efforts to register the shares underlying warrants to purchase in the aggregate 423,220 shares of Common Stock as part of any registration of securities by the Company, subject to the discretion of the managing underwriter, if any, to exclude such shares from registration. Finally, the Company has also agreed to register the shares underlying warrants to purchase up to 29,287 shares of Common Stock issued to a placement agent in connection with a private placement completed in May 1996 no later than 13 months after the effective date of this Offering.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation, as amended, limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in




                                       30




good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

    The Company's Certificate of Incorporation provides that the Company will indemnify directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by law. Indemnified parties are covered in all cases except where such indemnification is prohibited by law, or where the conduct of the indemnified party (i) constitutes willful misconduct or recklessness, or (ii) is based upon receipt by the indemnified representative from the Company of a personal benefit to which the indemnified party is not legally entitled. The Company may pay the expenses incurred in good faith by an indemnified party, against an undertaking by the indemnified party to repay such expenses if it is ultimately determined that the indemnified party is not entitled to indemnification. The Company also maintains liability insurance for its directors and officers. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where the Company anticipates indemnification will be required. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DELAWARE LAW

    The Company is subject to Section 203 of the DGCL which prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.

    The provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock and Warrants is Continental Stock Transfer & Trust Company, New York, New York.




                                       31




                         SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, the Company will have 5,820,682 shares of Common Stock outstanding, not including shares of Common Stock issuable upon exercise of stock options, the Warrants, the Underwriters' Purchase Option and other warrants and assuming no exercise of the over-allotment option granted to the Underwriters or options outstanding under the Stock Option Plan. Of these outstanding shares, the 2,000,000 shares sold to the public in this Offering may be freely traded without restriction or further registration under the Securities Act of 1933 ("Securities Act"), except that any shares that may be held by an "affiliate" of the Company (as that term is defined in the rules and regulations under the Securities Act) may be sold only pursuant to a registration under the Securities Act or pursuant to an exemption from registration under the Securities Act including the exemption provided by Rule 144 adopted under the Securities Act. The 3,820,682 shares of Common Stock outstanding prior to the date of this Prospectus are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"), and may not be sold unless such sale is registered under the Securities Act, or is made pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144. Of such shares, 1,163,316 will be available for sale pursuant to Rule 144 commencing July 1997 through October 1997, an additional 275,252 will become available for sale pursuant to Rule 144 commencing November 1997 through May 1998 and an additional 2,382,114 will become available for sale pursuant to Rule 144 commencing June 1998 through October 1998.

    All of the officers and directors of the Company and all other stockholders owning 2% or more of the Company's Common Stock immediately prior to this Offering have agreed that for a period of 13 months from the date of this Prospectus they will not sell any of their shares without the consent of Laidlaw Equities, Inc. ("Laidlaw"). Therefore, of the 1,163,316 shares available for sale pursuant to Rule 144 commencing July 1997 through October 1997, 705,573 cannot be sold without the consent of Laidlaw for a period of 13 months from the date of this Prospectus and of the 272,252 shares available for sale pursuant to Rule 144 commencing November 1997 through May 1998, 26,034 cannot be sold without the consent of Laidlaw for a period of 13 months from the date of this Prospectus. Since the 13 month sale restriction will have expired, the consent of Laidlaw will not be required for sale of the 2,382,114 shares available for sale pursuant to Rule 144 commencing June 1998 through October 1998.

    In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned any Restricted Shares for at least two years (including a stockholder who may be deemed to be an affiliate of the Company), will be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of such sale is given to the Commission, provided certain public information, manner of sale and notice requirements are satisfied. A stockholder who is deemed to be an affiliate of the Company, including members of the Board of Directors and senior management of the Company, will still need to comply with the restrictions and requirements of Rule 144, other than the two year holding period requirement, in order to sell shares of Common Stock that are not Restricted Securities, unless such sale is registered under the Securities Act. A stockholder (or stockholders whose shares are aggregated) who is deemed not to have been an affiliate of the Company at any time during the three month period preceding a sale by such stockholder, and who has beneficially owned Restricted Shares for at least three years, will be entitled to sell such shares under Rule 144 without regard to the volume limitations described above. The Commission is currently considering a reduction in the required holding periods under Rule 144.

    In addition, any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory benefit plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act ("Rule 701"). Rule 701 permits affiliates to sell




                                       32






their shares which are subject to Rule 701 under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell Rule 701 shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus. There are currently outstanding options to purchase 444,854 shares of the Company's Common Stock under the Company's Stock Option Plan. The shares issued upon exercise of these options may be sold pursuant to the provisions of Rule 701.

    No predictions can be made of the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect the then-prevailing market price.

    In connection with certain private placement offerings of the Company's securities, the Company has agreed to register, no later than 13 months after the effective date of this Offering, 2,495,997 shares of issued and outstanding Common Stock and approximately 15,000 shares of Common Stock issuable upon the conversion of outstanding principal of and accrued interest on certain long term convertible promissory notes. In connection with a consulting agreement with Young Management, the Company has agreed to use its best efforts to register 239,038 shares of issued and outstanding Common Stock as part of any registration of securities by the Company, subject to the discretion of the managing underwriter, if any, to exclude such shares from registration. In addition, the Company has agreed to register warrants to purchase 1,218,900 shares of Common Stock and the 1,218,900 shares of Common Stock underlying these warrants no later than 12 months and one day after the date of this Prospectus. If the shares and warrants are not registered within 12 months and one day after the date of this Prospectus, then the Company shall use its best efforts to register these shares and warrants as part of any other registration of securities by the Company until November 30, 2002. The Company has also agreed to use its best efforts to register the shares underlying warrants to purchase in the aggregate 423,220 shares of Common Stock as part of any registration of securities by the Company, subject to the discretion of the managing underwriter, if any, to exclude such shares from registration. Finally, the Company has also agreed to register the shares underlying warrants to purchase up to 29,287 shares of Common Stock issued to a placement agent in connection with a private placement completed in May 1996 no later than 13 months after the effective date of this Offering.




                                       33




                                  UNDERWRITING

    Laidlaw Equities, Inc. and GKN Securities Corp. (together, the "Underwriters") have agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company a total of 2,000,000 shares of Common Stock and 2,000,000 Warrants. Each of the Underwriters has agreed to purchase one half of such shares of Common Stock and Warrants.

    The obligations of the Underwriters under the Underwriting Agreement are subject to approval of certain legal matters by counsel and various other conditions precedent, and the Underwriters are obligated to purchase all of the shares of Common Stock and Warrants offered by this Prospectus (other than the shares of Common Stock and Warrants covered by the over-allotment option described below), if any are purchased.

    The Underwriters have advised the Company that they propose to offer the Securities to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain dealers at that price less a concession not in excess of $ per share of Common Stock and $ per Warrant. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share of Common Stock and $ per Warrant to certain other dealers. After this Offering, the offering price and other selling terms may be changed by the Underwriters.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Underwriters an expense allowance on a nonaccountable basis equal to 3% of the gross proceeds derived from the sale of the Securities offered by this Prospectus (including the sale of any Securities subject to the Underwriters' over-allotment option), $60,000 of which has been paid to date. The Company also has agreed to pay all expenses in connection with qualifying the Securities offered hereby for sale under the laws of such states as the Underwriters may designate and registering this Offering with the National Association of Securities Dealers, Inc., including fees and expenses of counsel retained for such purposes by the Underwriters.

    The Company has granted to the Underwriters an option, exercisable within 45 business days from the date of this Prospectus, to purchase at the offering price, less underwriting discounts and the nonaccountable expense allowance, up to an aggregate of 300,000 additional shares of Common Stock and/or 300,000 additional Warrants for the sole purpose of covering over-allotments, if any.

    The Company has engaged the Underwriters on a non-exclusive basis as its agents for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, the Company has agreed to pay the Underwriters for bona fide services rendered a commission equal to 5% of the exercise price for each Warrant exercised after one year from the date of this Prospectus if the exercise was solicited by the Underwriters. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally or in writing, to warrantholders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of Warrants. No compensation will be paid to the Underwriters in connection with the exercise of the Warrants if the market price of the underlying shares of Common Stock is lower than the exercise price, the Warrants are held in a discretionary account, the Warrants are exercised in an unsolicited transaction, the warrantholder has not confirmed in writing that the Underwriters solicited such exercise or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise. In addition, unless granted an exemption by the Commission from Regulation M under the Exchange Act, while soliciting exercise of the Warrants, the Underwriters will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities unless the Underwriters have waived their right to receive a fee for the exercise of the Warrants.

    In connection with this Offering, the Company has agreed to sell to the Underwriters for an aggregate of $100, the Underwriters' Purchase Option, consisting of the right to purchase up to an aggregate of 200,000 shares of Common Stock and/or 200,000 Warrants. The Underwriters' Purchase




                                       34




Option is exercisable initially at a price of $6.00 per share and $.12 per Warrant for a period of four years commencing one year from the date hereof. The Underwriters' Purchase Option may not be transferred, sold, assigned or hypothecated during the one year period following the date of this Prospectus except to officers of the Underwriters and the selected dealers and their officers or partners. The Underwriters' Purchase Option grants to the holders thereof certain "piggyback" and demand rights for periods of seven and five years, respectively, from the date of this Prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Underwriters' Purchase Option.

    Pursuant to the Underwriting Agreement, all of the officers, directors and all other stockholders owning 2% or more of the Company's Common Stock immediately prior to this Offering (who hold in the aggregate 2,403,916 outstanding shares of Common Stock) have agreed not to sell any of their shares of Common Stock until 13 months from the date of this Prospectus without the consent of Laidlaw. In addition, the Underwriting Agreement provides that, for a period of three years from the date of this Prospectus, Laidlaw will have the right to send a representative to observe each meeting of the Board of Directors. Laidlaw has not yet selected such representative. The Company has granted to the Underwriters, for a period of 18 months from the date of this Prospectus, a right of first refusal (i) to underwrite or act as placement agent for any public sale of debt or equity securities (excluding sales to employees) of the Company, any subsidiary or successor of the Company, or stockholders owning 5% or more of the Company's outstanding Common Stock ("Principal Stockholders"), and (ii) to act as investment banker with respect to any merger, acquisition, or disposition of assets of the Company, if, in the case of any of such sales or other transactions by the Company, the Company uses an underwriter, placement agent, investment banker or other person performing such functions for a fee. The Underwriters have also been granted a preferential right for a period of 18 months from the date of this Prospectus to purchase or to sell for the account of the Company or any of its officers, directors or Principal Stockholders any securities to be sold pursuant to Rule 144 adopted under the Securities Act. These sellers must consult with the Underwriters regarding any such offering and offer the Underwriters the opportunity to purchase or sell any such securities.

    Prior to this Offering, there has been no public market for any of the Company's securities. Accordingly, the offering prices of the Securities and the terms of the Warrants have been determined by negotiation between the Company and the Underwriters and do not bear any relation to established valuation criteria. Factors considered in determining such prices and terms, in addition to prevailing market conditions, included an assessment of the prospect for the industry in which the Company will compete, the Company's management and the Company's capital structure.

    From December 1996 to February 1997, the Underwriters acted as placement agents in connection with the private placement of units consisting of promissory notes with an aggregate face value of $3,375,000 and warrants to purchase an aggregate of 1,218,900 shares of Common Stock, and were paid commissions of approximately $337,500 (10%) and a nonaccountable expense allowance of $101,250 (3%).

                                  LEGAL MATTERS

    The validity of the securities hereby offered will be passed upon for the Company by Warner & Stackpole LLP, Boston, Massachusetts. Graubard Mollen & Miller, New York, New York, has served as counsel to the Underwriters in connection with this Offering.

                                     EXPERTS

    The financial statements of the Company in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.





                                       35





                              AVAILABLE INFORMATION

The  Company  has  filed  a  Registration  Statement  on  Form  SB-2,  including amendments thereto, relating to the Securities offered hereby with the Securities and Exchange Commission. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement and the exhibits thereto. Following the effectiveness of the Registration Statement, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith the Company will file periodic reports, proxy statements and other information with the Commission. The Registration Statement, reports, proxy statements and other information filed in accordance with the requirements of the Exchange Act may be inspected without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, New York, New York, 10048; and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission upon the payment of certain fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

    The Company intends to furnish its stockholders with annual reports containing financial statements audited and reported upon by its independent auditors after the end of each year, commencing with the fiscal year ending December 31, 1997, and will make available such other periodic reports as the Company may determine to be appropriate or as may be required by law.





                                       36




                             AUGMENT SYSTEMS, INC.
                        (A Development Stage Enterprise)
                          INDEX TO FINANCIAL STATEMENTS


                                                                                                                  PAGE
                                                                                                                  ----
 Report of Independent Certified Public Accountants .........................................................      F-2

 Financial Statements:
     Balance  sheets as of June 30, 1995 and 1996 and  September 30, 1996 F-3

     Statements of operations for the years ended June 30,  1995 and 1996, the cumulative period from October 1, 1995 to September 30, 1996 and the three months ended
      September 30, 1995 and 1996 ...........................................................................      F-4

     Statements of stockholders' deficit for the years ended June 30, 1995 and 1996
      and the three months ended September 30, 1996 .........................................................      F-5

     Statements of cash flows for the years ended June 30, 1995 and 1996, the cumulative period from October 1, 1995 to September 30, 1996 and the three months ended
      September 30, 1995 and 1996 ...........................................................................      F-6

     Notes to financial statements ..........................................................................  F-7 to F-16


                                      F-1





               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Board of Directors
 Augment Systems, Inc.
 Westford, Massachusetts

    We have audited the accompanying balance sheets of Augment Systems, Inc. (a Development Stage Enterprise) as of June 30, 1995 and 1996 and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Augment Systems, Inc. (a Development Stage Enterprise) at June 30, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

    The Company is in the development stage, and as such, success of future operations is subject to a number of risks. The Company has incurred substantial losses since inception and there is a substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon the anticipated net proceeds from a proposed initial public offering or obtaining financing by alternative means. These matters are further discussed in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.
                                         BDO SEIDMAN, LLP



Boston, Massachusetts
September 10, 1996, except for the fifth paragraph of Note 7, the third and fourth paragraph of Note 8 and Note 13 which are as of February 5, 1997



                                      F-2




                             AUGMENT SYSTEMS, INC.
                        (A Development Stage Enterprise)

                                 BALANCE SHEETS


                                                                                   JUNE 30
                                                                         ---------------------------  SEPTEMBER 30,
                                                                              1995          1996           1996
                                                                         ------------    -----------  --------------
                                                                                                       (UNAUDITED)
                                                       ASSETS
Current assets:
   Cash (Note 2)                                                          $      2,348  $    889,898   $    219,647
   Inventories (Note 2)                                                        --            113,960        115,791
   Prepaid expenses (Note 7)                                                   --            107,300        111,899
                                                                               -------     ---------      ---------
       Total current assets                                                      2,348     1,111,158        447,337
Property and equipment, net (Notes 2 and 3)                                     18,033       205,688        359,774
Other assets, net (Note 2)                                                     --            147,874        134,112
                                                                               -------     ---------      ---------
       Total assets                                                       $     20,381  $  1,464,720   $    941,223
                                                                          ============  ============   ============

                                          LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Demand notes payable (Note 4)                                          $    105,218  $  --          $  --
   Accounts payable                                                             63,930       186,434        606,667
   Accrued expenses (Notes 5 and 8)                                             39,456       338,052        246,699
   Due to stockholder (Note 8)                                                   5,400        18,900         18,900
   Convertible promissory notes (Note 6)                                        --           425,000        --
   Current portion of obligations under capital leases (Note 7)                 --            13,400         13,749
                                                                               -------     ---------      ---------
       Total current liabilities                                               214,004       981,786        886,015
Convertible promissory notes (Note 6)                                           --           864,276        864,276
Obligations under capital leases, less current portion (Note 7)                 --            19,244         15,629
                                                                               -------     ---------      ---------
       Total liabilities                                                       214,004     1,865,306      1,765,920
                                                                               -------     ---------      ---------
Commitments (Note 7)
Stockholders' deficit (Notes 4, 6, 10 and 11):
   Preferred stock, $01. par value; 2,000,000 shares authorized; none issued    --         --             --
   Common stock, $.01 par value; 30,000,000 shares authorized; 318,717,
     2,267,233 and 3,223,384 shares issued and outstanding                      3,187        22,672         32,234
   Additional paid-in capital                                               2,134,454     3,444,954      4,769,642
   Deficit                                                                 (2,331,264)   (3,868,212)    (5,626,573)
                                                                           ----------    ----------     ----------
       Total stockholders' deficit                                           (193,623)     (400,586)      (824,697)
                                                                             --------      --------       --------
       Total liabilities and stockholders' deficit                        $     20,381  $  1,464,720   $   941,223
                                                                          ============  ============   ===========

                 See accompanying notes to financial statements.


                                      F-3





                             AUGMENT SYSTEMS, INC.
                        (A Development Stage Enterprise)

                            STATEMENTS OF OPERATIONS




                                                   YEARS ENDED             THREE MONTHS ENDED
                                                    JUNE 30,                 SEPTEMBER 30,          CUMULATIVE PERIOD FROM
                                              ----------------------    -----------------------       OCTOBER 1, 1995 TO
                                                1995          1996          1995          1996        SEPTEMBER 30, 1996
                                              --------      --------    -----------   ---------      ------------------
                                                                        (UNAUDITED)   (UNAUDITED)       (UNAUDITED)
Operating expenses:
   Research and development expenses
     (Note 2)                               $  438,549  $  1,388,149   $  --        $  1,204,958        $  2,593,107
   General and administrative expenses          46,210        97,456        47,845       295,073             344,684
   Selling and marketing expenses               --           --             --           231,261             231,261
                                            ----------  ------------   ---          ------------        ------------
       Total operating expenses                484,759     1,485,605        47,845     1,731,292           3,169,052
                                            ----------  ------------   ---          ------------        ------------
       Operating loss                         (484,759)   (1,485,605)      (47,845)   (1,731,292)         (3,169,052)
                                            ----------  ------------   ---          ------------        ------------
Other income (expense):
   Other income, net                            90,069       --             --           --                  --
   Interest expense                             (6,165)      (51,343)       --           (27,069)            (78,412)
                                            ----------  ------------   ---          ------------        ------------
       Total other income (expense),
        net                                     83,904       (51,343)       --           (27,069)            (78,412)
                                            ----------  ------------   ---          ------------        ------------
Net loss (Note 2)                           $ (400,855)  $(1,536,948)   $   (47,845) $(1,758,361)        $(3,247,464)
                                            ==========   ===========    ===========  ===========         ===========
Net loss per share of common stock
 (Note 2)                                   $     (.14)  $      (.39)   $     (.01)  $      (.36)        $      (.75)
                                            ==========   ===========    ==========   ===========         ===========
Weighted average number of shares of
  common stock and common stock
  equivalents outstanding                    2,925,029     3,948,735     3,725,815     4,887,412          4,302,345
                                             =========     =========     =========     =========          =========

              See accompanying notes to financial statements.



                                      F-4






                             AUGMENT SYSTEMS, INC.
                        (A Development Stage Enterprise)
                       STATEMENTS OF STOCKHOLDERS' DEFICIT

                               (Notes 4, 6 and 10)



                                PREFERRED STOCK        COMMON STOCK
                                ---------------        ------------       ADDITIONAL                TREASURY STOCK       TOTAL
                                                                           PAID-IN                  ---------------   STOCKHOLDERS'
                               SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT     SHARES   AMOUN     DEFICIT
                              --------   -------   --------   --------   -----------  ------------   ------  -------  -----------
Balance, June 30, 1994         426,257   $  4,263     302,284   $  3,023  $   778,230  $(1,930,409)    --     $  --   $(1,144,893)

Issuance of Common Stock in
  exchange for certain
  liabilities and all
  outstanding preferred stock
  and common stock            (426,257)   (4,263)      16,433       164    1,356,224       --          --       --     1,352,125

Net loss                         --        --          --         --          --          (400,855)    --       --      (400,855)
                              --------   -------   --------   --------   -----------  ------------   ------  -------  -----------
Balance, June 30, 1995           --        --         318,717     3,187    2,134,454    (2,331,264)    --       --      (193,623)

Issuance of common stock to new
  management                     --        --         701,177     7,012        3,988       --          --       --        11,000

Issuance of common stock
  in exchange of consulting
  services                       --        --         258,072     2,580        5,670       --          --       --         8,250

Issuance of common stock in
  exchange of inventories        --        --          30,087       301      100,015       --          --       --       100,316

Issuance of common stock in
  exchange of back rent          --        --           4,461        45       30,280       --          --       --        30,325

Purchase of treasury stock       --        --          --         --          --           --        (4,461)  (7,000)     (7,000)

Conversion of demand notes
  payable and accrued interest
  into common stock              --        --          29,216       292       32,708       --          --       --        33,000

Issuance of common stock in
  connection with private
  placements                     --        --         929,964     9,300    1,144,794       --          --       --     1,154,094

Retirement of treasury stock     --        --          (4,461)      (45)      (6,955)      --         4,461    7,000         --
Net loss                         --        --          --         --          --        (1,536,948)    --       --    (1,536,948)
                              --------   -------   --------   --------   -----------  ------------   ------  -------  -----------
Balance, June 30, 1996           --        --       2,267,233    22,672    3,444,954    (3,868,212)    --       --      (400,586)

Issuance of common stock in
  connection with private
  placements                     --        --         812,728     8,128    1,101,122       --          --       --     1,109,250

Conversion of convertible
  promissory notes into common
  stock                          --        --         143,423     1,434      223,566       --          --       --       225,000

Net loss                         --        --          --         --          --        (1,758,361)    --       --    (1,758,361)
                              --------   -------   --------   --------   -----------  ------------   ------  -------  -----------
Balance, September 30, 1996
  (Unaudited)                    --      $ --      3,223,384   $32,234   $ 4,769,642  $(5,626,573)    --     $  --    $ (824,697)
                              ========   =======   =========   =======   ===========  ============   ======  =======  ===========

              See accompanying notes to financial statements.


                                      F-5





                             AUGMENT SYSTEMS, INC.
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS
                                    (Note 12)



                                                             YEARS ENDED             THREE MONTHS ENDED
                                                              JUNE 30,                 SEPTEMBER 30,         CUMULATIVE PERIOD FROM
                                                      -------------------------  ------------------------      OCTOBER 1, 1995 TO
                                                         1995          1996          1995          1996        SEPTEMBER 30, 1996
                                                       --------       -------      ---------    ---------    -----------------------
                                                                                 (UNAUDITED)   (UNAUDITED)         (UNAUDITED)
Cash flows from operating activities:
   Net loss                                            $(400,855)  $(1,536,948)    $(47,845)   $(1,758,361)        $(3,247,464)
   Adjustments to reconcile net loss to net cash used
     for operating activities:
       Depreciation and amortization                      25,473        56,539        3,134         31,979              85,384
       Compensation paid in common stock                  --            19,250       14,750        --                    4,500
       Changes in operating assets and liabilities:
        Inventories                                       --           (13,644)       --            (1,831)            (15,475)
        Prepaid expenses                                  --          (107,300)       --            (4,599)           (111,899)
        Other assets                                      --           (11,079)       --           --                  (11,079)
        Accounts payable                                 (20,860)      152,829         (671)       420,233             573,733
        Accrued expenses                                 390,359       338,052       15,044        (91,353)            231,655

           Net cash used for operating activities         (5,883)   (1,102,301)     (15,588)    (1,403,932)         (2,490,645)

Cash flows from investing activities:
   Purchase of property and equipment                     (4,664)     (182,463)       --          (172,303)           (354,766)
           Net cash used for investing activities         (4,664)     (182,463)       --          (172,303)           (354,766)

Cash flows from financing activities:
   Proceeds from issuance of common stock                 --         1,154,094        --         1,109,250           2,263,344
   Proceeds from issuance of convertible promissory
     notes                                                --         1,177,602        --           --                1,177,602
   Proceeds from noninterest bearing loans from
     stockholder                                           5,400        13,500        --           --                   13,500
   Proceeds from issuance of promissory notes             --           100,000      100,000        --                  --
   Payments on capital lease obligations                  --              (739)       --            (3,266)             (4,005)
   Payments on convertible promissory notes               --           --             --          (200,000)           (200,000)
   Payments on promissory notes                           --          (100,000)       --           --                 (100,000)
   Purchase of treasury stock                             --            (7,000)       --           --                   (7,000)
   Deferred financing costs                               --          (165,143)       --           --                 (165,143)
                                                       ---------  ------------    ---------   ------------        ------------
           Net cash provided by financing activities       5,400     2,172,314      100,000        905,984           2,978,298
                                                       ---------  ------------    ---------   ------------        ------------
Net increase (decrease) in cash                           (5,147)      887,550       84,412       (670,251)            132,887
Cash, beginning of period                                  7,495         2,348        2,348        889,898              86,760
                                                       ---------  ------------    ---------   ------------        ------------
Cash, end of period                                    $   2,348  $    889,898    $  86,760   $    219,647        $    219,647
                                                       =========  ============    =========   ============        ============


                 See accompanying notes to financial statements.



                                      F-6



                              AUGMENT SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996,
   AND FOR THE PERIOD FROM OCTOBER 1, 1995 TO SEPTEMBER 30, 1996 IS UNAUDITED)



1. ORGANIZATION, BUSINESS AND PROPOSED INITIAL PUBLIC OFFERING

    Augment Systems, Inc., formerly Augment Systems Incorporated (the "Company"), a development stage company, designs, develops and sells high-end super server products designed to move large image and text files rapidly and efficiently over computer networks. The Company's initial target markets are the electronic publishing industry and the Internet/Intranet market. The Company commenced sales of its initial products, high-end Macintosh(R)-based super servers, in February 1997. The Company plans to introduce in 1997 a Windows NT(R)-based super server targeted to meet the growing demand for Windows NT-based high performance Internet/Intranet World Wide Web servers and a super server system designed to support multi-platform networks comprised of Macintosh, Windows NT and UNIX-based workstations.

    Since October 1995, the Company has been engaged principally in research and development, recruitment of personnel and financing activities. The Company has engaged in limited marketing activities and has not generated any revenues and does not expect to generate revenues until February 1997. The Company is considered to be in the development stage, and as such, success of future operations is subject to a number of risks similar to those of other companies in the same stage of development. Principal among these risks are the risk that the Company's products will not be accepted in the marketplace; the risk that the Company will not be successful in developing future products; the risk of rapid technological changes in the server industry; the Company's limited operating history, history of losses and accumulated deficit; the Company's need for additional capital; and the highly competitive nature of the server industry.

    The Company has incurred substantial losses since inception and has been engaged primarily in product development. The Company has funded these losses through the private placement of convertible promissory notes and common stock aggregating approximately $2,300,000 during the year ended June 30, 1996. There is substantial doubt about the Company's ability to continue as a going concern. The Company is dependent upon the anticipated net proceeds from a proposed initial public offering or obtaining financing by alternative means.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

    In October 1996 the Company changed its fiscal year-end from June 30 to December 31.

ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at June 30, 1995 and 1996.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market.



                                      F-7




                              AUGMENT SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996,
   AND FOR THE PERIOD FROM OCTOBER 1, 1995 TO SEPTEMBER 30, 1996 IS UNAUDITED)



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Property held under capital leases are being amortized over the lesser of the lease term or their estimated useful lives.

OTHER ASSETS

    Other assets include deferred financing costs of $136,795 net of accumulated amortization of $28,348 at June 30, 1996, related to the convertible promissory notes discussed in Note 6. These costs are being amortized over 36 months unless the notes are converted. If converted, the remaining unamortized cost will be charged against equity.

RESEARCH AND DEVELOPMENT

    Research and development costs are expenses as incurred.

    In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed," the Company will capitalize software development costs incurred after technological feasibility of the software development projects is established and the realizability of such capitalized costs through future operations is expected if such costs become material. To date, all of the Company's costs for research and development of software have been charged to operations as incurred, as the amount of software development costs incurred subsequent to the establishment of technological feasibility has been immaterial.

INCOME TAXES

    Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

FINANCIAL INSTRUMENTS

    The estimated fair value of the Company's financial instruments, which include accounts payable, related party accounts, and convertible promissory notes, approximate their carrying value.

NET LOSS PER SHARE OF COMMON STOCK

Net loss per share of common stock is computed by dividing net loss applicable to common stockholders by the weighted average number of shares outstanding during each period presented, as adjusted for the effects of the application of Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"). Pursuant to SAB No. 83, common stock, common stock options and warrants issued within one year of the initial public offering at a price (or exercise or conversion price) less than the initial public offering price (estimated at $5.00 per share) are treated as outstanding for all periods presented. Net loss per share is computed using the treasury stock method, under which the number of shares outstanding reflects an assumed use of the proceeds from the issuance of such shares and from the assumed exercise of such options, to repurchase shares of the Company's common shares at the initial public offering price. Common stock equivalents issued prior to this period have not been included since their effect would be anti-dilutive.

EFFECT OF ACCOUNTING PRONOUNCEMENTS NOT ADOPTED

    Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," issued by the Financial Accounting Standards Board is effective for financial statements for fiscal years beginning after December 15, 1995.



                                      F-8





                              AUGMENT SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996,
   AND FOR THE PERIOD FROM OCTOBER 1, 1995 TO SEPTEMBER 30, 1996 IS UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

The new standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment and certain identifiable intangible assets' should be recognized and how impairment losses should be measured. The Company does not expect the adoption of this standard to have a material effect on its financial position or results of operations.

    The effect of adopting Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("FAS No. 123") has not been estimated. The Company is required to adopt the disclosure requirements of FAS No. 123 during the period ended December 31, 1996.

INTERIM FINANCIAL STATEMENTS

    The financial statements for the three months ended September 30, 1995 and 1996 are unaudited but, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim financial statements are not necessarily indicative of the results of operations for the full fiscal year.

3. PROPERTY AND EQUIPMENT

    Property and Equipment consists of the following:



                                                             JUNE 30,
                                                       -------------------   SEPTEMBER 30,
                                                         1995       1996         1996
                                                       --------  ---------   -------------
                                                                              (UNAUDITED)
Equipment                                              $115,693   $309,231      $476,043
Furniture and fixtures                                    --        22,308        27,799
                                                       --------   --------      --------
                                                        115,693    331,539       503,842
Less accumulated depreciation and amortization           97,660    125,851       144,068
                                                       --------   --------      --------
Property and equipment, net                            $ 18,033   $205,688      $359,774
                                                       ========   ========      ========

    Property held under capital leases is included in Property and Equipment as follows:



                                                             JUNE 30,
                                                       -------------------   SEPTEMBER 30,
                                                         1995       1996         1996
                                                       --------  ---------   -------------
                                                                              (UNAUDITED)
Equipment                                               $  --     $33,383       $33,383
Less accumulated amortization                              --         564         1,491
                                                        -------   -------       -------
Net property held under capital leases                  $  --     $32,819       $31,892
                                                        =======   =======       =======




                                      F-9




                              AUGMENT SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996,
   AND FOR THE PERIOD FROM OCTOBER 1, 1995 TO SEPTEMBER 30, 1996 IS UNAUDITED)


4. DEMAND NOTES PAYABLE

    Demand notes payable at June 30, 1995 represented notes issued during 1991 to two venture funds: Massachusetts Technology Development Corporation ("MTDC") and First Stage Capital Limited Partnership ("First Stage"). The notes bore interest of 10 percent per annum. In January 1996, MTDC and First Stage converted the outstanding $105,218 demand notes payable and $39,456 of accrued interest into $111,674 convertible promissory notes (see Note 6) and 29,216 shares of the Company's common stock at $1.13 per share.

5. ACCRUED EXPENSES

    Accrued expenses consist of the following:


                                                             JUNE 30,
                                                       -------------------   SEPTEMBER 30,
                                                         1995       1996         1996
                                                       --------  ---------   -------------
                                                                              (UNAUDITED)
Payroll and related taxes                              $  --     $135,869     $  52,529
Consulting                                               --        89,186        77,000
Interest                                                39,456     47,108        68,715
Other                                                    --        65,889        48,455
  Total accrued expenses                               $39,456   $338,052     $ 246,699

6. CONVERTIBLE PROMISSORY NOTES

    In May 1996, the Company issued $425,000 of convertible promissory notes that bore interest at the rate of 10 percent per annum. In July 1996, $200,000 of these notes were repaid and in September 1996, $225,000 of these notes were converted into 143,423 shares of the Company's common stock in accordance with the notes.

In addition, at June 30, 1996, the Company had outstanding $752,602 of convertible promissory notes issued to various stockholders of the Company during September 1995 and May 1996 in connection with a private placement, as well as $111,674 of convertible promissory notes issued (collectively referred to as the "Notes") to MTDC and First Stage in connection with the conversion of demand promissory notes issued in 1991 (see Note 4). The Notes mature three years from date of issue and bear interest of 10 percent per annum payable at maturity or upon the earlier of redemption or conversion (see Note 13). Simultaneous with the closing of the proposed public offering any portion of the principal and accrued interest of the Notes may be converted to common stock at the election of the holder at a price equal to the offering price of the proposed public offering. Following the proposed public offering, any portion of the principal and interest of the Notes not so converted may be converted at the option of the holder at the offering price plus $1.00 per share. However, if the price of the common stock is at least $3.00 above the initial public offering price for a period of 10 consecutive trading days, the Company may convert any of the remaining principal and accrued interest at a price equal to $1.00 per share above the initial public offering price.



                                      F-10







                              AUGMENT SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996,
   AND FOR THE PERIOD FROM OCTOBER 1, 1995 TO SEPTEMBER 30, 1996 IS UNAUDITED)


7. COMMITMENTS

 Leases

    The Company leases equipment and its facility under operating leases that expire through April 1999. Rent expense under these agreements for the years ending June 30, 1995 and 1996 and the three months ended September 30, 1995 and 1996 was $14,095, $97,049, $3,608 and $72,449, respectively. In addition, the
Company leases certain equipment under capital leases that continue through June 1999. Future minimum payments, by year and in the aggregate, under capital leases and noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 1996:


                                                                CAPITAL   OPERATING
YEAR ENDED JUNE 30,                                             LEASES      LEASES
-------------------                                             ------      ------
1997                                                           $ 17,025    $200,433

1998                                                             16,051     200,696

1999                                                              5,340      50,339

Total minimum lease payments                                     38,416    $451,468
                                                                           ========
Less amount representing interest                                 5,772
                                                                  -----
Present value of minimum lease payments                          32,644

Less current portion                                             13,400
                                                                 ------
Long-term portion                                              $ 19,244
                                                               ========

    In August 1996, the Company entered into non-cancelable operating leases and capital leases with future minimum lease payments amounting to approximately $120,000 and $22,000, respectively, that continue through August, 2000.

LICENSE AGREEMENTS

    On September 27, 1995, the Company obtained a worldwide license from Radius, Inc. ("Radius") to use certain of Radius' technology in its products. The license is exclusive except as to Radius, which has retained rights to its technology. Under the agreement with Radius, the royalties payable by the Company initially are the greater of $1,500 per unit or two percent of the purchase price per unit for the first 200 units, declining in increments based on the number of units sold to the greater of $750 per unit or one percent of the purchase price per unit after 1001 units are sold. Royalties will be paid until the cumulative total of royalties paid equals $10,000,000 at which time the Company will have a royalty-free license. If the Company fails to sell the minimum number of units required to be sold pursuant to the agreement for two consecutive calendar quarters, the technology may be licensed to other parties. In addition, the Company has granted to Radius an irrevocable, perpetual, non-exclusive, worldwide, royalty-free license to any modifications to the Radius technology made by the Company.

    The Company entered into a Development and License Agreement dated August 1, 1996 with Polybus Systems Corporation ("Polybus") pursuant to which the Company obtained an irrevocable, perpetual, worldwide, nonexclusive (except as to publishing for which the license is exclusive) license to a high speed file manager software package in consideration for royalty payments. The royalties payable by the Company pursuant to the Development and


                                      F-11




                              AUGMENT SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996,
   AND FOR THE PERIOD FROM OCTOBER 1, 1995 TO SEPTEMBER 30, 1996 IS UNAUDITED)


7. COMMITMENTS -- (CONTINUED)

    License Agreement are initially $800 per server and $400 per workstation, declining in increments based upon the number of systems sold to $50 per server and $25 per workstation until the first 100,000 systems are sold by the Company. No royalties are payable after the Company sells 100,000 systems. The initial term of the Development and License Agreement is 25 years and the agreement may be terminated sooner by Polybus only in the event of a payment default by the Company. Upon termination of the Development and License Agreement, Polybus may license the software to third parties in the publishing market. As of June 30, 1996, the Company made advances of $50,000 pursuant to the agreement.

EMPLOYMENT CONTRACT

    Effective as of January 1, 1997, the Company entered into a two-year employment agreement with Mr. Gale, the Company's President and Chief Executive Officer. Pursuant to such contract, Mr. Gale will be paid a base salary of $125,000 and has been granted incentive stock options to purchase up to 100,000 shares of Common Stock. Options to purchase 20,000 shares of Common Stock vested upon the execution of the agreement and options to purchase 40,000 shares of Common Stock vest on each of the first and second anniversaries of the agreement. All options have an exercise price of $3.00 per share. Pursuant to his employment agreement, Mr. Gale agrees not to compete with the Company during the term of his employment and for one year thereafter.

8. RELATED PARTY TRANSACTIONS

    The amounts due to stockholder consist of noninterest-bearing loans to the Company.

In July 1995, the Company entered into a consulting agreement with Young Management Group, Inc. ("Young Management"), a company founded by Stanley Young, who subsequently became a director of the Company in September 1995. Upon the signing of the agreement, the Company sold 239,038 shares of common stock at $.016 per share to Young Management. In addition, the Company agreed to pay a consulting fee of $7,000 per month, plus out-of-pocket expenses, of which $3,000 per month would be deferred until completion of an initial public offering. Consulting fees expensed in connection with this agreement during the year ended June 30, 1996 were approximately $85,000 of which $56,000 was accrued at June 30, 1996. Consulting fees expensed in connection with this agreement during the three months ended September 30, 1996 were $21,000 and an aggregate of $77,000 was accrued at September 30, 1996. In August 1996, Young Management transferred all of its shares of Common Stock to certain affiliates of Young Management, including the Stanley A. Young Irrevocable Trust and the Stanley A. Young Family Limited Partnership.

    In May 1996, the Stanley A. Young Irrevocable Trust purchased warrants to purchase 31,872 shares of Common Stock in a private placement, and in January 1997, the Stanley A. Young Family Limited Partnership purchased warrants to purchase 17,000 shares of Common Stock in a private placement. In November 1995, Mr. Young's wife purchased 5,049 shares of Common Stock and was issued a convertible promissory note in the amount of $19,297 in a private placement. In October 1996, she converted the principal balance and accrued interest on the note into 7,093 shares of Common Stock.

    In exchange for consulting services rendered, Fred L. Chanowski, a director of the Company, received (i) warrants to purchase 50,000 shares of Common Stock in May 1996; and (ii) 40,000 shares of Common Stock in October 1996. In addition, in October 1996, Mr. Chanowski purchased 62,500 shares of Common Stock at a price of $1.00 per share in connection with a private placement. Mr. Chanowski is a 6.125% member in Alpha Ventures LLC which holds 103,386 shares of the Company's Common Stock and warrants to purchase 15,936 shares of Common Stock.


                                      F-12






                              AUGMENT SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996,
   AND FOR THE PERIOD FROM OCTOBER 1, 1995 TO SEPTEMBER 30, 1996 IS UNAUDITED)


9. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    At June 30, 1995, the Company had no deferred tax assets or liabilities. At June 30, 1996, the Company had a gross deferred tax asset of $440,000, related to a net operating loss carryforward, for which a valuation allowance of $440,000 was recorded. The Company had no deferred tax liability at June 30, 1996. The increase in the deferred tax asset valuation allowance of $440,000 was attributable to the increase in the deferred asset related to the net operating loss carryforward.

    Due to operating losses generated, there is no provision for federal and state income taxes for the years ended June 30, 1995 and 1996.

    The difference between the effective tax rate and the United States federal rate of 34 percent for the years ended June 30, 1995 and 1996 relates to the limitations applicable to the recognition of tax benefits from the net operating losses.

    At June 30, 1996, the Company had a net operating loss carryforward for federal income tax purposes of approximately $1,300,000 which expires in 2011. Net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of certain cumulative changes in the ownership interests of significant stockholders over a three year period in excess of 50 percent. As a result of the change in ownership of the Company in June 1995, the ultimate utilization of the Company's net operating losses were substantially eliminated as of June 30, 1995. As a result of the change in ownership of the Company in June 1996, the ultimate utilization of the Company's net operating losses are expected to be limited to approximately $200,000 annually. The Company may experience an additional change in ownership in excess of 50 percent upon completion of the proposed public offering which would place further limitations on the utilization of net operating losses.

10. CAPITAL STOCK

PREFERRED STOCK

    During 1990, the Company issued 426,257 shares of preferred stock to several venture funds and the initial founders of the Company. In May 1995 as part of a restructuring of the capital structure of the Company, the preferred stock was converted into common stock. In July 1995, the Board of Directors' approved an increase in the number of authorized shares of preferred stock from 593,602 shares to 2,000,000 shares.

    The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights, preferences to dividends and liquidation, conversion and redemption rights and sinking fund provisions.

COMMON STOCK

    During the year ending June 30, 1995, the Company issued 318,717 shares of its common stock in exchange for $1,280,596 in accrued salaries, $71,529 in debt, 426,257 shares of preferred stock, and 302,284 shares of common stock.



                                      F-13






                              AUGMENT SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996,
   AND FOR THE PERIOD FROM OCTOBER 1, 1995 TO SEPTEMBER 30, 1996 IS UNAUDITED)


10. CAPITAL STOCK -- (CONTINUED)

    From September 1995 through April 1996, the Company issued 196,915 shares of its common stock at a price of $1.13 per share in a private placement of common stock and convertible promissory notes (see Note 6). Proceeds net of financing costs of $48,824 were $173,594. From May 1996 through June 1996, the Company issued 733,049 shares of its common stock at a price of $1.57 per share in a private placement. Proceeds net of financing costs of $169,500 were $980,500.

    In January 1996, demand notes payable and accrued interest were converted into 29,216 shares of the Company's common stock and convertible promissory notes (see Note 4). In addition, during the year ended June 30, 1996, the Company issued 292,620 shares of its common stock as payment for consulting services, inventories and back rent.

At June 30, 1996, 110,181 shares of common stock were reserved for the conversion of convertible promissory notes, 277,283 shares were reserved for issuance under outstanding stock options and 354,699 shares were reserved for issuance under warrants.

    In July 1996, the Board of Directors approved an increase in the number of authorized shares of common stock from 2,000,000 shares to 15,000,000 shares.

    Between July 1996 and September 1996, the Company completed a private placement of 812,728 shares of its common stock at a price of $1.57 per share. Proceeds, net of financing costs of $165,750, were $1,109,250.

WARRANTS

    From November 1995 to May 1996, the Company issued (i) warrants to purchase in the aggregate 325,412 shares of Common Stock at an exercise price of $1.13 per share, of which 28,686 have an expiration date four years from the date of issuance and 296,726 have an expiration date five years from the date of issuance; and (ii) warrants (to a placement agent) to purchase an aggregate of 29,287 shares of Common Stock at a price of $1.13 per share and expiring between November 22, 2000 and May 31, 2001. In July 1996, the Company issued a warrant to purchase 31,872 shares of Common Stock at an exercise price equal to one half of the price of the shares of Common Stock in the Company's initial public offering and with an expiration date five years from the date of issuance. In October 1996, the Company issued a warrant to purchase 15,936 shares of Common Stock at an exercise price of $1.57 per share and with an expiration date five years from the date of issuance. In December 1996, the Company issued a warrant to purchase 50,000 shares of the Company's Common Stock at an exercise price of $3.00 per share and with an expiration date five years from the date of issuance. From December 1996 through January 1997, the Company issued warrants to purchase in the aggregate 1,218,900 shares of Common Stock, 609,450 of which have an exercise price of $2.50 per share and 609,450 of which have an exercise price equal of $3.75 per share. These warrants are exercisable for a period of three years commencing on December 30, 1997.

11. STOCK OPTION PLAN

    In July 1995, the Company adopted its 1995 Stock Option Plan. Under this plan, the Board of Directors, at their discretion, can issue either incentive stock options or nonqualified options to employees and nonqualified options to consultants, directors or other nonemployees.

    Incentive stock options may not be granted at a price less than the fair market value of the shares at the grant date (or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock) while the nonqualified options may not be granted at a price lower than the lesser of 50%



                                      F-14





                              AUGMENT SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996,
   AND FOR THE PERIOD FROM OCTOBER 1, 1995 TO SEPTEMBER 30, 1996 IS UNAUDITED)


11. STOCK OPTION PLAN -- (CONTINUED)

of the fair market value of the shares at the grant date or the book value of the shares as of the end of the fiscal year of the Company immediately preceding the date of the grant. All grants as of June 30, 1996 were at fair market value or greater. The options generally vest 10% after 30 days from the date of grant and the balance ratably over a period of four years. Incentive stock options granted under the plan expire not more than 10 years from the date of grant and not more than five years in the case of incentive stock options granted to an employee or officer holding 10% or more of the voting stock of the Company. All options not exercised at the end of the vesting period automatically expire. The aggregate number of shares which may be granted under this plan may not exceed 800,000 shares.

    As of June 30, 1996, the Company had granted 277,283 options, at prices ranging from $1.13 to $1.57 per share. In addition, at June 30, 1996, there were 522,717 options available for grant and no options exercisable. During the three months ended September 30, 1996, the Company granted 100,912 options at $1.57 per share and 12,749 options were cancelled at $1.13 per share.

12. SUPPLEMENTAL CASH FLOW INFORMATION



                                                         YEARS ENDED           THREE MONTHS ENDED
                                                          JUNE 30,               SEPTEMBER 30,              CUMULATIVE
                                                    --------------------    ------------------------       PERIOD FROM
                                                                                                        OCTOBER 1, 1995 TO
                                                       1995       1996         1995          1996       SEPTEMBER 30, 1996
                                                       ----       ----         ----          ----       ------------------
                                                                           (UNAUDITED)   (UNAUDITED)       (UNAUDITED)
Supplemental schedule of cash payments:
   Cash paid for interest                           $  --       $  4,235     $  --        $   5,462         $   9,697
   Cash paid for income taxes                          --          --           --            --                --

Supplemental schedule of noncash financing and
  investing activities:
   Inventories paid with common stock                  --        100,316        --            --              100,316

   Property and equipment acquired by capital lease
     obligations                                       --         33,383        --            --               33,383

   Accrued rent paid with common stock                 --         30,325        --            --               30,325

   Conversion of demand notes payable and accrued
     interest into convertible promissory notes        --        111,674        --            --              111,674

   Conversion of demand notes payable and accrued
     interest into common stock                        --         33,000        --            --               33,000

   Conversion of convertible promissory notes into
     common stock                                      --          --           --          225,000           225,000

   Accrued payroll paid with common stock           1,280,596      --           --            --                --

   Debt paid with common stock                         71,529      --           --            --                --


13. SUBSEQUENT EVENTS

    In October 1996, the Company completed a private placement of 318,717 shares of its common stock at a price of $1.57 per share. Proceeds, net of financing costs of $65,000, were $435,000.

    Subsequent to September 30, 1996, the Company granted options to purchase 156,054 shares of Common Stock pursuant to the Stock Option Plan at exercise prices ranging from $1.57 to $4.00 per share.



                                      F-15







                              AUGMENT SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996,
   AND FOR THE PERIOD FROM OCTOBER 1, 1995 TO SEPTEMBER 30, 1996 IS UNAUDITED)


13. SUBSEQUENT EVENTS -- (CONTINUED)

In October 1996, the Board of Directors declared a .637434-for-one reverse stock split of the Company's Common Stock and approved an increase in the number of authorized shares of Common Stock from 15,000,000 shares to 30,000,000 shares. All Common Stock, Common Stock options and per share information disclosed in the financial statements and notes have been adjusted to give effect for this stock split.

    On November 30, 1996, the Company converted $802,018 of the outstanding convertible promissory notes and $71,488 in accrued interest into 291,165 shares of the Company's Common Stock at a conversion rate of $3.00 per share (see Note
6).

    In October 1996, the Company reclassified 22,734 shares from treasury stock to authorized but unissued Common Stock.

    In December 1996, the Company converted (i) $18,900 of outstanding debt due to a stockholder into 6,300 shares of Common Stock, and (ii) $11,550 of consulting fees into 3,850 shares of Common Stock.

    On January 1, 1997, the Company granted, to the President and Chief Executive Officer of the Company, options to purchase up to 100,000 shares of Common Stock in connection with a key employment agreement.

    In February 1997, the Company completed a private placement of 71.7 units consisting of (i) a Class A promissory note in the principal amount of $25,000 bearing interest, payable at maturity, at the rate of 12 percent per annum due and payable on the earlier of: (a) the closing of an initial public offering ("IPO") of the Company's Common Stock, (b) November 30, 1997; or (c) the sale by the Company of substantially all of its assets, or upon the sale or merger of the Company; (ii) a Class A warrant to purchase 8,500 share of Common Stock at an exercise price of one-half the offering price of the Common Stock in an IPO, provided that the IPO is completed by May 31, 1997; otherwise $1.00 per share;
(iii) a Class B promissory note in the principal amount of $25,000 bearing interest, payable at maturity, at the rate of 12 percent per annum due and payable on the earlier of: (a) the closing of an IPO, if such IPO is completed by May 31, 1997; (b) May 31, 1998; or (c) the sale by the Company of substantially all of its assets, or upon the sale or merger of the Company; and
(iv) a Class B warrant to purchase 8,500 share of Common Stock at an exercise price of three-fourths of the offering price of the Common Stock in an IPO, provided that the IPO is completed by May 31, 1997; otherwise $1.00 per share. Proceeds, net of financing costs of $438,750, were $3,146,250.



                                      F-16





================================================================================

NO  DEALER,  SALESPERSON  OR  OTHER  PERSON  HAS  BEEN  AUTHORIZED  TO GIVE  ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


                              -----------------

                             TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary                                                             3
Risk Factors                                                                   6
Dilution                                                                      11
Use of Proceeds                                                               12
Capitalization                                                                14
Dividend Policy                                                               14
Management's Discussion and Analysis of
  Financial Condition and Plan of Operation                                   15
Business                                                                      17
Management                                                                    24
Principal Stockholders                                                        27
Certain Transactions                                                          28
Description of Securities                                                     28
Shares Eligible for Future Sale                                               32
Underwriting                                                                  34
Legal Matters                                                                 35
Experts                                                                       35
Available Information                                                         36
Index to Financial Statements                                               F-1


                              -----------------

    UNTIL , 1997 (25 CALENDAR DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK AND THE WARRANTS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS. AUGMENT SYSTEMS, INC.


================================================================================








================================================================================



                                  [Logo)




                     2,000,000 SHARES OF COMMON STOCK
                                    AND
                     2,000,000 REDEEMABLE COMMON STOCK
                             PURCHASE WARRANTS





                                ----------
                                PROSPECTUS
                                ----------





                          LAIDLAW EQUITIES, INC.
                           GKN SECURITIES CORP.



                                         , 1997



================================================================================






                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of Augment Systems, Inc. ("Registrant") is insured or indemnified in any manner against liability which he may incur in his capacity as such.

    See the fifth and sixth paragraphs of Item 28 below for information regarding the position of the Securities and Exchange Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act").

    The Registrant's Certificate of Incorporation, as amended ("Certificate of Incorporation"), provides that the Registrant shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended (the "GCL"), each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom. Such paragraph provides further that the indemnification may include payment by the Registrant of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification hereunder, which undertaking may be accepted without reference to the financial ability of such person to make such repayment. Such paragraph provides further, however, that the Registrant shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by its Board of Directors.

    The Certificate of Incorporation provides that the indemnification rights set forth above (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. Such paragraph provides further that the Registrant may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Registrant or other persons serving the Registrant and such rights may be equivalent to, or greater or less than, those set forth in herein.

    Section 145 of the GCL provides as follows:

       (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

       (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

       (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

       (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
    (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

       (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

       (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

       (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

       (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

       (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

       (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The Registrant also maintains liability insurance for its directors and officers.

    Pursuant to Section [ ] of the Underwriting Agreement, the Underwriters have agreed to indemnify each director of the Registrant, each officer of the Registrant who has signed the Registration Statement and any person who controls the Registrant within the meaning of the Securities Act against certain liabilities, including liabilities under the Securities Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:



Securities and Exchange Commission Registration Fee                 $   8,463.65

NASD Filing Fee                                                         3,295.41
Nasdaq and Boston Stock Exchange Listing Fees                          25,000.00
Blue Sky Fees and Expenses                                             50,000.00
Legal Fees and Expenses                                               135,000.00
Accounting Fees and Expenses                                           75,000.00
Printing and Engraving Expenses                                       100,000.00
Transfer Agent Fees                                                     7,500.00
Miscellaneous Expenses                                                 20,740.94
                                                                       ---------
  Total                                                             $ 425,000.00
                                                                    ============


    The Registrant will bear all expenses shown above.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    The following information relates to all securities sold by the Registrant without registration under the Securities Act within the three years prior to the filing of this Form SB-2. The number of shares and the price per share have been restated to reflect a .637434-for-1 reverse split of the Registrant's Common Stock on October 30, 1996.

     (1) On July 1, 1995, the Registrant issued an aggregate of 312,159 shares of its Common Stock to 17 persons, in lieu of cash payments for services rendered.

     (2) On July 1, 1995, the Registrant issued 95 shares of its Common Stock to one person in lieu of a cash payment for the repayment of debt.

     (3) On July 1, 1995, the Registrant issued an aggregate of 6,463 shares of its Common Stock to nine persons in lieu of cash payments for services rendered.

     (4) On July 15, 1995, the Registrant issued an aggregate of 940,215 shares of its Common Stock to ten persons in lieu of cash payments for services rendered.

     (5) On December 1, 1995, the Registrant issued 30,087 shares of its Common Stock to Radius for certain assets valued by Radius at $100,316 in connection with a license agreement entered into between the Registrant and Radius.

     (6) On December 8, 1995, the Registrant issued an aggregate of 29,216 shares of its Common Stock and convertible promissory notes in the aggregate principal amount of $111,674.08 to Massachusetts Technology Development Corporation and First Stage Capital Limited Partnership upon the conversion of a portion of prior debt and accrued interest in the aggregate amount of $144,675.

     (7) From November 22, 1995 through May 31, 1996, the Registrant sold an aggregate of 196,915 shares of Common Stock and issued secured convertible promissory notes in the aggregate principal amount of $752,602.50 to 22 accredited investors for an aggregate purchase price of $975,000 in a private placement. Rickel & Associates, Inc., a New York corporation, acted as the placement agent for the private placement and was (i) paid by the Registrant an aggregate of $126,750, consisting of a selling commission and an expense allowance, and (ii) issued a warrant to purchase ten percent (10%) of the total number of shares of Common Stock issued in the offering and shares issuable upon conversion of the notes, or 29,287 shares of Common Stock, at an exercise price of $1.13 per share.

     (8) On January 2, 1996, the Registrant issued an aggregate of 19,034 shares of its Common Stock to two persons in lieu of cash payments for consulting services rendered.

     (9) In January 1996, the Registrant issued three promissory notes in the aggregate principal amount of $150,000 and warrants to purchase in the aggregate 28,686 shares of its Common Stock, at an exercise price of $1.13 per share, to five persons in connection with a private placement. In the same month, the Registrant repaid the entire principal amount plus accrued interest to the three note holders.

    (10) In February 1996 and April 1996, the Registrant issued warrants to purchase in the aggregate 97,526 shares of its Common Stock, at an exercise price of $1.13 per share, to four persons in lieu of cash payments for services rendered.

    (11) In May 1996, the Registrant issued warrants to purchase in the aggregate 63,744 shares of its Common Stock, at an exercise price of $1.13 per share, to three persons in lieu of cash payments for services rendered.

    (12) In May 1996, the Registrant issued convertible promissory notes in the principal aggregate amount of $425,000 to nine people and warrants to purchase in the aggregate 135,456 shares of its Common Stock, at an exercise price of $1.13 per share, to 12 persons in connection with a private placement. In July and August 1996, the Registrant repaid an aggregate of $200,000 in principal plus accrued interest to four of the nine note holders.

    (13) From August 1996 to October 1996, the five remaining note holders from the nine people who were issued convertible promissory notes as described in paragraph (12) converted their promissory notes, in the aggregate principal amount of $225,000, into 143,423 shares of the Registrant's Common Stock.

    (14) From June 20, 1996 through October 16, 1996, the Registrant sold an aggregate of 1,864,494 shares of Common Stock to 17 accredited investors for an aggregate purchase price of $2,925,000 in a private placement. Rickel & Associates, Inc., a New York corporation, acted as the placement agent for the private placement and was paid $387,750 by the Registrant, consisting of $7,500 for expenses and a nonaccountable expense allowance and a selling commission.

    (15) In July 1996, the Registrant issued a warrant to purchase 31,872 shares of its Common Stock, at an exercise price of one-half of the price of the shares of Common Stock, in an initial public offering consumated by the Registrant, to one person in lieu of cash payment for services rendered.

    (16) In September 1996, the Registrant issued an aggregate of 9,562 shares of its Common Stock to six persons in lieu of cash payments for services rendered.

    (17) In October 1996, the Registrant issued an aggregate of 63,320 shares of its Common Stock to 11 persons in lieu of cash payments for services rendered.

    (18) From October 1995 to November 1996, the Registrant granted to certain of its employees, pursuant to its Stock Option Plan, options to purchase an aggregate of 431,503 of its Common Stock at an exercise price of either $1.13 or $1.57 per share.

    (19) In October 1996, the Registrant issued a warrant to purchase 15,936 shares of its Common Stock, at an exercise price of $1.57 per share, effective as of August 1996, to one person in lieu of cash payment for services rendered.

    (20) On November 30, 1996, the Registrant issued an aggregate of 291,165 shares of its Common Stock upon the conversion of the convertible promissory notes, in the aggregate principal amount of $802,018, held by the 22 people who were issued such notes in paragraph (6) and (7).

    (21) In December 1996, the Registrant issued a warrant to purchase 50,000 shares of its Common Stock, at an exercise price of $3.00 per share, to one person in lieu of cash payment for services rendered.

    (22) From December 1996 through February 1997, the Registrant issued warrants to purchase in the aggregate 1,218,900 shares of Common Stock, at an exercise price equal to either (i) $1.00 per share or, (ii) if the Registrant consummates an initial public offering ("IPO") by a certain date, either one-half or three-fourths of the offering price of a share of the Common Stock in the IPO, and issued promissory notes in the aggregate principal amount of $3,585,000 to 53 accredited investors for an aggregate purchase price of $3,585,000 in a private placement.

         Laidlaw Equities, Inc. acted as the placement agent for the private placement and was paid approximately $438,750 by the Registrant, consisting of a nonaccountable expense allowance and a selling commission.

    (23) In December 1996, the Registrant issued an aggregate of 10,150 shares of its Common Stock to two persons upon the conversion of prior debt in the aggregate amount of $30,450.

    Except in the transactions described in Items (6), (7), (13), (14), (20) and
(22), the Registrant issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation or general advertisement. There were no underwriters involved in any of these transactions other than those described in Items (7), (14) and (22) as discussed below.

    In Items (6), (13) and (20), the Registrant issued the above securities without registration in reliance upon the exemption provided by Section 3(a)(9) of the Securities Act as a transaction in which the Registrant exchanged securities with its existing security holders and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

    In Items (7), (14) and (22), the Registrant issued the above securities without registration in reliance upon the exemption provided by Rule 506 of Regulation D of the Securities Act as transactions in which there was no general solicitation or general advertisement, and the securities were offered and sold only to accredited investors who represented that they had the necessary experience and knowledge in financial and business matters to evaluate the merits and risks of the investment.

ITEM 27. EXHIBITS.

    The following exhibits are filed as part of this Registration Statement:

    EXHIBIT
    NUMBER                                       DESCRIPTION
   ---------                                     -----------
     *1.1         -- Form of Underwriting Agreement to be entered into by the Underwriters.
      3.1         -- Certificate of Incorporation of the Registrant, as amended.
      3.2         -- By-laws of Registrant.
     *4.1         -- Specimen Common Stock Certificate of Registrant.
     *4.2         -- Form of Underwriters' Purchase Option.
     *4.3         -- Proposed Specimen Redeemable Common Stock Purchase Warrant.
     *4.4         -- Form of Warrant Agreement.
     *5           -- Opinion of Warner & Stackpole LLP on legality of securities being registered, dated        .
     10.1         -- Lease  Agreement of Corporate  Headquarters in Westford, Massachusetts  between  New
                     England  Mutual Life Insurance Company and the Registrant dated October 23, 1995.
   10.1.1         -- First Amendment to Lease Agreement of Corporate Headquarters dated as of January 31, 1996.
     10.2         -- Lease Agreement of Sales Office in San Diego, California between The Parkwest
                     Partners and the Registrant dated July 1, 1996.
     10.3         -- Restated Technology License Agreement between Radius Inc. and the Registrant dated as of September 27, 1995.
   10.3.1         -- First Amendment to Restated Technology Agreement between Radius Inc. and the Registrant dated as of October 28, 1996.
     10.4         -- Software Development and License Agreement between Polybus Systems Corporation and the
                     Registrant dated as of August 1, 1996.
     10.5         -- Form of Warrant as issued to Registrant's other Warrantholders.
     10.6         -- Form of Warrant as issued to placement agent in Registrant's private placement completed in October 1996.
     10.7         -- Form of Promissory Note from Registrant's private placement completed in May 1996.
     10.8         -- Form of Registration Rights Agreement for shares underlying warrants issued in
                     Registrant's private placement completed in May 1996.
     10.9         -- Form of Registration Rights Agreement for shares of common stock issued in Registrant's private placement completed in October 1996.
    10.10         -- Form of Class A Warrant from Registrant's private placement completed in January
                     1997.
    10.11         -- Form of Class B Warrant from Registrant's private placement completed in January
                     1997.
    10.12         -- Form of Class A Promissory Note from Registrant's private placement completed in January 1997.
    10.13         -- Form of Class B Promissory Note from Registrant's private placement completed in January 1997.
    10.14         -- Consulting Agreement between Young Management Group, Inc. and the Registrant dated
                     July 1995.


                                      II-6




    EXHIBIT
    NUMBER                                       DESCRIPTION
   ---------                                     -----------
    10.15         -- Registrant's 1995 Stock Option Plan.
   *10.16         -- Employment Agreement, dated as of January 1, 1997, by and between the Registrant and Lorrin G. Gale.
    10.17         -- Noncompetition, Nondisclosure Agreement, dated as of January 1, 1997 by and between the Registrant and Duane A. Mayo.
     11           -- Computation of Net Loss per share of Common Stock.
     23.1         -- Consent of BDO Seidman, LLP.
     23.2         -- Consent of Warner & Stackpole LLP (included in Exhibit 5).
     24           -- Power of Attorney (included in the signature page hereto).
     27           -- Financial Data Schedule.
  ----------
  * To be filed by amendment.


ITEM 28.  UNDERTAKINGS.

    The Registrant hereby undertakes that it will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

       (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities of the securities at that time to be the initial bona fide Offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

    (4) Provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (5) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
        (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide Offering of those securities.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                      II-7





                                   SIGNATURES

    IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF
WESTFORD, COMMONWEALTH OF MASSACHUSETTS, ON                         , 1997.

                                          AUGMENT SYSTEMS, INC.
                                             (Registrant)
                                          By:
                                             ___________________________________
                                                     LORRIN G. GALE,
                                          CHIEF EXECUTIVE OFFICER AND PRESIDENT


                                POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Lorrin G. Gale and Duane A. Mayo and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto) and any registration statement relating to the same Offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM SB-2 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.


                 SIGNATURE                                   TITLE                       DATE
                 ---------                                  ------                       -----

/s/ Lorrin G. Gale
------------------------------------------     CHIEF EXECUTIVE OFFICER,               February 7, 1997
               LORRIN G. GALE                   PRESIDENT AND CHAIRMAN
                                                OF THE BOARD
/s/ Duane A. Mayo
------------------------------------------
               DUANE A. MAYO                   CHIEF FINANCIAL OFFICER,               February 7, 1997
                                                TREASURER, SECRETARY AND
                                                DIRECTOR
/s/ Chapell Cory III
------------------------------------------
               CHAPELL CORY III                 DIRECTOR                              February 7, 1997

/s/ Gregory M. Millar
------------------------------------------
               GREGORY M. MILLAR                DIRECTOR                              February 7, 1997

/s/ Stanley A. Young
------------------------------------------
               STANLEY A. YOUNG                 DIRECTOR                              February 7, 1997

/s/ Fred L. Chanowski
------------------------------------------
               FRED L. CHANOWSKI                DIRECTOR                              February 7, 1997



                                      II-8